UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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AGCO CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

TIME AND DATE 9:00 a.m., Eastern Time, on Thursday, April 25, 2024	PLACE AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

RECORD DATE
Only stockholders of record as of the close of business on March 15, 2024 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Attendance at the Annual Meeting is limited to stockholders of record at the close of business on March 15, 2024, and to any invitees of the Company.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD
A list of stockholders as of the close of business on March 15, 2024 will be available for examination by any stockholder for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours.

ITEMS OF BUSINESS:
1.To elect ten directors to the Board of Directors for terms expiring at the Annual Meeting in 2025;
2.To consider a non-binding advisory resolution to approve the compensation of the Company’s named executive officers (“NEOs”);
3.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2024; and
4.To transact any other business that may properly be brought before the meeting.
We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope or vote by telephone or electronically. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors
ROGER N. BATKIN
Corporate Secretary
Atlanta, Georgia
March 25, 2024
2024 Proxy Statement     1

Summary
This summary highlights information contained elsewhere in this proxy statement. Since this summary does not contain all of that information, we encourage you to read the entire proxy statement before voting.
ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE 9:00 a.m., Eastern Time, on Thursday, April 25, 2024	PLACE AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

RECORD DATE March 15, 2024	VOTING Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

VOTING RECOMMENDATIONS

Proposal	Board Vote Recommendation
Election of directors	FOR EACH NOMINEE
Advisory vote on executive compensation	FOR
Ratification of the selection of KPMG LLP	FOR
2     AGCO Corp.

SUMMARY
DIRECTOR NOMINEES
The following table provides summary information about each nominee. Directors are elected annually. AGCO has majority voting in uncontested elections of directors, such as this election. In the event that a nominee does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation.

		Director Since			Committee Membership
Name	Age		Brief Biography	Independent	EC	AC	TC	FC	GC	SC
Michael C. Arnold	67	2013	Lead Director of AGCO Corporation, Former President and CEO, Ryerson Inc.		●				●
Sondra L. Barbour	61	2019	Former Executive Vice President, Lockheed Martin Corporation		●	●	●	●
Suzanne P. Clark	56	2017	President, Chief Executive Officer, U.S. Chamber of Commerce		●		●			●
Bob De Lange	54	2021	Group President, Services, Distribution and Digital, Caterpillar Inc.		●				●	●
Eric P. Hansotia	55	2020	Chairman, President & CEO, AGCO Corporation		●
George E. Minnich	74	2008	Former Senior Vice President and CFO, ITT Corporation		●	●		●	●
Niels Pörksen	60	2021	Chief Executive Officer, Südzucker AG					●	●
David Sagehorn	60	2022	Former Executive Vice President and CFO, Oshkosh Corporation			●	●
Mallika Srinivasan	64	2011	Chairman and Managing Director, Tractors and Farm Equipment Limited (India)							●
Matthew Tsien	63	2021	Former Executive Vice President and Chief Technology Officer, General Motors and Former President of General Motors Ventures			●	●

EC	Executive Committee	TC	Talent and Compensation Committee	GC	Governance Committee	●	Chair
AC	Audit Committee	FC	Finance Committee	SC	Sustainability Committee	●	Member
2024 Proxy Statement     3

SUMMARY

Board Diversity Matrix (As of March 15, 2024)
Total Number of Directors: 10
	Arnold	Barbour	Clark	De Lange	Hansotia	Minnich	Pörksen	Sagehorn	Srinivasan	Tsien
Demographic Background
African American or Black
Asian
Indian
White
Hispanic or Latinx
Alaskan Native or Native American
Two or More Race or Ethnicity
LGBTQ+
Did Not Disclose Demographic Background
Gender Identity
Male
Female
Non-Binary
Did Not Disclose Gender

DIVERSITY OF NOMINEES	BOARD TENURE OF NOMINEES(1)
(1) As of March 15, 2024.
GOVERNANCE UPDATE
Commencing in 2020, we have focused significant attention on a systematic and comprehensive review of our governance practices. Changes to-date include:
•Adoption of a five-year term limit for chairs of our Audit, Governance and Talent and Compensation Committees;
•A general refresh of committee assignments in order to bring fresh perspectives;
•A strengthening of our Lead Director duties;
•Adoption of a five-year term limit for our Lead Director;
•An increase in the share ownership requirements for our directors and CEO;
•Continuation of our board refresh process, with the addition of five new independent members within the last four years; and
•A tightening of our hedging and pledging policy.
The Governance Committee will continue to review and update our governance practices to serve the best interests of all of our shareholders.
4     AGCO Corp.

SUMMARY
EXECUTIVE COMPENSATION ADVISORY VOTE
We are asking stockholders to approve on an advisory basis our named executive officer compensation.
Commencing in 2020, in response to shareholder feedback, the Talent and Compensation Committee implemented significant changes to the performance-based aspects of our executive compensation, including:
•Changing the Chair of the Talent and Compensation Committee;
•Engaging a new independent compensation consultant;
•Significantly modifying executive retirement benefits;
•Refreshing the peer group of companies used for comparative purposes; and
•Implementing a system that increases and decreases key incentive compensation goals to reflect overall industry performance.
For more information on the Company’s executive compensation programs, please see “Proposal 2 — Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs” and “Compensation Discussion and Analysis” in this proxy statement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2024. KPMG LLP served as the Company’s independent registered public accounting firm for 2023 and is considered to be well-qualified. The Company’s Audit Committee considered a number of factors when selecting KPMG LLP, including qualifications, staffing considerations, and independence and quality controls.
Set forth below is summary information with respect to KPMG LLP’s fees for services provided in 2023 and 2022.

	2023	2022
Type of Fees	(in thousands)
Audit Fees	$7,873	$7,741
Audit-Related Fees	97	62
Tax Fees	—	—
Other Fees	—	—
Total	$7,970	$7,803
2024 Proxy Statement     5

6     AGCO Corp.

Information Regarding the Annual Meeting
INFORMATION REGARDING PROXIES
This proxy solicitation is made by the Board of Directors of AGCO Corporation, which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you at the meeting and vote your shares.
If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You also may vote over the telephone or electronically via the internet as described on the proxy card provided to you. You may indicate a vote on the enclosed proxy card in connection with any of the listed proposals, and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be cast. You may revoke your proxy card before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, you may revoke your proxy card before it is voted by signing and delivering prior to the voting a proxy card bearing a later date. You may also revoke your proxy card by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares (i) in favor of all of the ten director nominees described below; (ii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s NEOs; (iii) in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2024; and (iv) in their best judgment with respect to any other business brought before the Annual Meeting.
The enclosed proxy card is solicited by the Board, and the cost of solicitation of proxy cards will be borne by the Company. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000. Proxy solicitation also may be made personally or by telephone by directors, officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their customary expenses in forwarding proxy material to beneficial owners.
This proxy statement and the enclosed proxy card are first being sent to stockholders on or about March 25, 2024. The Company’s 2023 Annual Report on Form 10-K is also enclosed and should be read in conjunction with the matters set forth herein.
INFORMATION REGARDING VOTING
Only stockholders of record as of the close of business on March 15, 2024, are entitled to notice of and to vote at the Annual Meeting. On March 15, 2024, the Company had outstanding 74,617,985 shares of common stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed.
QUORUM REQUIREMENT
A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who determine whether a quorum is present for the transaction of business. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker or other nominee is not permitted to vote on that item without instruction from the beneficial owner of the shares and the beneficial owner did not give instruction.
2024 Proxy Statement     7

INFORMATION REGARDING THE ANNUAL MEETING
VOTE NECESSARY FOR THE ELECTION OF DIRECTORS
Directors are elected by a majority of the votes cast in person or by proxy at the Annual Meeting. See “Proposal 1 — Election of Directors” in this proxy statement for a more detailed description of the majority voting procedures in our By-Laws.
Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the election of directors if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the election outcome.
VOTE NECESSARY TO ADOPT THE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOs
Adoption of the non-binding advisory resolution to approve the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company or the Board. However, the Talent and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as the Talent and Compensation Committee deems appropriate.
Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the non-binding advisory resolution to approve the compensation of the Company’s NEOs if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
VOTE NECESSARY TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2024 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.
Under the NYSE rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2024 even if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
OTHER MATTERS
With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Delaware, federal law, the Company’s Certificate of Incorporation or the Company’s By-Laws or, to the extent permitted by the laws of Delaware, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
As required by rules adopted by the United Stated Securities and Exchange Commission, the Company is making this proxy statement and its annual report available to stockholders electronically via the Internet. The proxy statement and annual report to stockholders are available at www.agcocorp.com. The proxy statement is available under the heading “SEC Filings” in our website’s “Investors” section and the annual report to stockholders is available under the heading “Annual Reports” in our website’s “Investors” section.
8     AGCO Corp.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board recommends a vote “FOR” the nominees.

The Company’s By-Laws provide for a “majority voting” standard for the election of directors in uncontested elections. If an incumbent director does not receive the requisite majority vote, he or she would continue as a “carry over” director, but is required to tender his or her resignation. In that event, the Governance Committee will determine whether to accept the director’s resignation and will submit its recommendation to the Board. In deciding whether to accept a director’s resignation, our Governance Committee and the Board may consider any factors that they deem relevant. Our By-Laws also provide that the director whose resignation is under consideration will abstain from the deliberation process with respect to his or her resignation.
In the event that a stockholder proposes a nominee to stand for election with nominees selected by the Board, and the stockholder does not withdraw the nomination prior to the tenth day preceding our mailing the notice of the stockholders meeting (i.e., a “contested election“), then our By-Laws provide that directors will be elected by a plurality vote.
For this year’s Annual Meeting, the Governance Committee has recommended, and the Board has nominated, the ten individuals named below to serve as directors until the Annual Meeting in 2025 or until their successors have been duly elected and qualified. The following is a brief description of the business experience, qualifications and skills of each of the nominees:
2024 Proxy Statement     9

PROPOSAL 1 ELECTION OF DIRECTORS

MICHAEL C. ARNOLD Age: 67 Director since October 2013 Lead Director since January 2021	SONDRA L. BARBOUR Age: 61 Director since April 2019

•Former President and Chief Executive Officer of Ryerson Inc.
•Various senior management positions with The Timken Company from 1979 to 2010 including Executive Vice President; President, Bearings and Power Transmission Group; President, Industrial Group; Vice President, Bearings and Business Process Advancement; Director, Bearings and Business Process Advancement; Director, Manufacturing and Technology, Europe, Africa and West Asia (Europe)
•Lead Independent Director of the Board of Directors of Kaiser Aluminum Corporation, where he also serves on the Executive Committee and is Chairman of the Nominating and Governance Committee
•Former member of the Board of Directors of Gardner Denver, Inc.

•Former Executive Vice President, Leidos Holdings, Inc. from August 2016 to January 2017
•Former Executive Vice President, Information Systems & Global Solutions, Lockheed Martin Corporation from April 2013 to August 2016
•Various leadership positions at Lockheed Martin Corporation from 1986 to 2013, including Chief Information Officer, Vice President of Corporate Internal Audit, Business Area Chief Information Officer and Vice President of Operations
•Member of the Board of Directors of Nisource, Inc., where she serves on the Audit and Environmental, Social, Nominating and Governance Committees
•Former member of the Board of Directors of 3M Company and Perspecta Inc.
•Member of the Fox School of Business Management Information Systems Advisory Board

Qualifications and Skills:
As CEO of Ryerson, Mr. Arnold led the transformation of the business under private equity ownership into a leader in its industry, and then through its successful initial public offering in 2014. At Ryerson and previously Timken, Mr. Arnold was a supplier to the agricultural industry, and at both developed extensive manufacturing and distribution expertise. As an independent director at Gardner Denver, he had an integral role in the sale of Gardner Denver to KKR. Mr. Arnold brings public company board and management, mergers & acquisitions, capital allocation, manufacturing, distribution, supply chain, strategy and technology expertise to the Board. In addition, Mr. Arnold has significant international experience, having been responsible for global businesses with facilities worldwide.

Qualifications and Skills:
During her 30-year career with Lockheed Martin, retiring as Executive Vice President of Information Systems & Global Solutions, Ms. Barbour oversaw one of the largest and most sophisticated information technology functions in the world, involving not just the routine IT functions of a 110,000+ employee business, but also supporting the design and manufacturing of fighter jets and other complex defense hardware and the provision of a broad range of technical, scientific, logistics, system integration and cybersecurity services to customers. She also managed Lockheed’s internal audit function. Ms. Barbour brings to the Board substantial information technology, internal control and international experience.

10     AGCO Corp.

PROPOSAL 1 ELECTION OF DIRECTORS

SUZANNE P. CLARK Age: 56 Director since April 2017	BOB De LANGE Age: 54 Director since January 2021

•Chief Executive Officer of the U.S. Chamber of Commerce since March 2021
•President of the U.S. Chamber of Commerce since June 2019
•Former Senior Executive Vice President and former Chief Operating Officer of the U.S. Chamber of Commerce
•Led a prominent financial information boutique, Potomac Research Group (PRG), from 2010 through September 2014
•Formerly with the Atlantic Media Company as President of the National Journal Group, a premier provider of information, news and analysis for Washington’s policy and political communities
•Member of the Board of the Economic Club of Washington, D.C.
•Former President of International Women’s Forum (Washington Chapter), a global group of leading women in business, law, government, technology and the arts
•Member of the Board of Directors of TransUnion, where she serves as the Chair of the Risk and Compliance Committee and serves on the Audit Committee

•Group President, Services, Distribution and Digital of Caterpillar Inc., responsible for management of the Caterpillar brand and distribution network
•Various leadership positions since joining Caterpillar Inc. in 1993, including Group President of Construction Industries, Vice President, Excavation Division, and Worldwide Product Manager, Earthmoving Division

Qualifications and Skills:
As Chief Executive Officer of the U.S. Chamber of Commerce, Ms. Clark has unequaled insight into American industry and commerce as well as the international interests of the Chamber’s 300,000 members. Ms. Clark brings to the Board the ability to provide real-time guidance on many of the critical issues being considered in Washington and elsewhere, which could affect AGCO’s strategy and operations including sustainability, government regulation and trade and commerce.

Qualifications and Skills:
As a senior executive at Caterpillar, Mr. De Lange has unique experience from working at an international business that bears many similarities to AGCO in the issues that it faces as a result of its manufacture and distribution of highly-engineered equipment through a global manufacturing base and a broad network of distributors. Mr. De Lange brings to the Board direct experience and expertise in digitalization and the development of dealer capability against a background of the product design, supply chain, manufacturing and distribution issues experienced by AGCO. Mr. De Lange’s global experience includes world-wide product management responsibilities with significant work assignments in Europe and Asia.

2024 Proxy Statement     11

PROPOSAL 1 ELECTION OF DIRECTORS

ERIC P. HANSOTIA Age: 55 Director since October 2020	GEORGE E. MINNICH Age: 74 Director since January 2008

•Chairman, President & CEO since January 1, 2021
•Senior Vice President — Chief Operating Officer of AGCO from January 2019 to December 2020; Senior Vice President, Global Crop Cycle and Fuse Connected Services, from 2015 to January 2019; and Senior Vice President, Global Harvesting and Advanced Technology Solutions, from 2013 to 2015.
•Prior to joining AGCO, Mr. Hansotia held several positions within John Deere including Senior Vice President, Global Harvesting, from 2012 to 2013, and Vice President, Global Crop Care based in Mannheim, Germany from 2009 to 2012. Prior positions with John Deere included General Manager, Harvester Works from 2005 to 2009; Vice President, Global Forestry from 2004 to 2005; and various roles at John Deere from 1993 to 2004.
•Member of the Board of Directors of Toro Co., where he serves on the Nominating and Governance and Compensation and Human Resources Committees

•Former Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007
•Several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001
•Various positions within Price Waterhouse (now PricewaterhouseCoopers LLP) from 1971 to 1993, serving as an audit partner from 1984 to 1993
•Formerly served as a member of the Board of Belden Inc. and Kaman Corporation

Qualifications and Skills:
With more than 30 years of experience in the agricultural equipment industry, including working in Europe, Mr. Hansotia has direct and extensive experience in almost every aspect of our business and has broad industry knowledge in order to be able to address the needs of farmers throughout the world. Mr. Hansotia has extensive experience in the agricultural equipment industry in the areas of engineering, quality, advanced technology, manufacturing and product management. More recently, he has led AGCO’s growing focus on precision agriculture, which we view as critical to the success of our farmers and the long-term sustainability of our food supply. Mr. Hansotia brings to the Board a strong strategic view on the future trends in global agriculture, proven global leadership experience as well as valuable subject matter expertise.

Qualifications and Skills:
Through his service as the Chief Financial Officer of a leading corporation and a former audit partner, Mr. Minnich has broad experience in a range of important issues that face every public company, including capital structure and allocation, accounting, internal control environment and risk management. Mr. Minnich also has had substantial experience on the audit committees of three publicly-traded companies, having chaired each of them. Mr. Minnich brings to the Board expertise that enables the Board to fulfill several different critical functions.

12     AGCO Corp.

PROPOSAL 1 ELECTION OF DIRECTORS

NIELS PÖRKSEN Age: 60 Director since October 2021	DAVID SAGEHORN Age: 60 Director since March 2022

•Chief Executive Officer at Südzucker AG since 2020; Südzucker AG (SZU: GR Xetra) is based in Germany and is one of the world’s largest sugar producers
•Former Group Executive of Portfolio Solutions at Nufarm, a leading agricultural chemical company based in Australia
•Former member of the Executive Board of Nordzucker
•Former Chairman of the Board of Industrieverbrand Agrar, a European agriculture industry association
•Various leadership positions with German-based BASF in various countries including Divisional Head of Global Strategic Marketing, Managing Director for Plant Protection and Head of Product Development, Consulting and Registration

•Former Executive Vice President and Chief Financial Officer of Oshkosh Corporation
•Various other management positions with Oshkosh Corporation from 2000 to 2007, including Vice President and Treasurer; Vice President, Business Development; and Vice President, Defense Segment
•Member of the Board of Directors of Chart Industries, Inc., where he serves on the Compensation Committee and is Chair of the Audit Committee

Qualifications and Skills:
As a senior executive in the agricultural chemicals and commodities industries for over 20 years, Mr. Pörksen brings first-hand experience of many of the issues that farmers face throughout the world. Mr. Pörksen has deep strategy experience combined with operational expertise in agricultural engineering, quality, manufacturing, sales, marketing and product management. He also brings a wealth of knowledge and involvement in international agricultural and commodity markets, especially in EME, from which 52% of AGCO’s sales are derived.

Qualifications and Skills:
Through his service for 13 years as the Chief Financial Officer of a large, multi-national manufacturer of construction, defense and other heavy equipment, Mr. Sagehorn has first-hand experience with many of the finance and accounting issues faced by AGCO, as well as with the global compliance environment. His prior experience in business development adds value as AGCO continues to consider expansion through acquisitions, particularly in the precision farming area. His expertise also adds depth to the Board’s expertise with audit, public-company disclosure and related functions.

2024 Proxy Statement     13

PROPOSAL 1 ELECTION OF DIRECTORS

MALLIKA SRINIVASAN Age: 64 Director since July 2011	MATTHEW TSIEN Age: 63 Director since January 2021

•Chairman of Tractors and Farm Equipment Limited, the second largest agricultural tractor manufacturer in India, since December 2019 and previously held various progressing positions at TAFE since 1986
•Chairperson of the Indian Government’s Public Enterprises Selection Board
•Core Member of the BRICS Women’s Alliance
•Former member of the Board of Directors of Tata Steel Limited (India) and Tata Consumer Products Limited (India)
•Former President of the Tractor Manufacturers Association of India
•Former member of the Board of Governors of the Indian Institute of Technology, Madras, and the Indian Institute of Management, Tiruchirappalli

•Director, Magna International since May 2023
•Former Executive Vice President and Chief Technology Officer, General Motors
•Former President, General Motors Ventures, 2020 to 2021
•Former President of General Motors China 2014 to 2020
•Various other leadership positions since joining General Motors in 1976, including Executive Vice President and President of GM China; Vice President Planning, Program Management and Strategic Alliances, China; Executive Vice President, SAIC-GM-Wuling Automotive; Executive Director, Global Technology Engineering; Executive Director, Vehicle Systems, North America Product Development; Chief Technology Officer and Director, Business Planning, GM China

Qualifications and Skills:
As the leader of India’s second largest tractor manufacturer, Ms. Srinivasan has over 37 years of first-hand experience in the agricultural farm machinery industry in India, emerging markets, and several of other markets served by AGCO. Ms. Srinivasan also has expertise in strategy and works in policy formulation and leadership development at corporate, state and national levels. Ms. Srinivasan brings to the Board both agricultural equipment and distribution knowledge and expertise together with public company board service.

Qualifications and Skills:
Through his 40-year career with General Motors prior to his recent retirement, including his roles as Executive Vice President and Chief Technology Officer, Mr. Tsien helped lead one of the largest manufacturers in the U.S. evolve through successive generations of technology and performance requirements. He also has exceptional international experience, including his service as President of GM China, where he held profit and loss responsibility and led 50,000 workers producing automobiles for both the Chinese market and export. Mr. Tsien brings to the Board years of experience in engineering, electrification, connectivity, manufacturing, supply chain management and product design. Mr. Tsien has significant expertise in the management of, and investment in, evolving technologies.

DIRECTOR RECRUITMENT
On an ongoing basis, we actively are seeking potential director candidates. Our Governance Committee, working with its independent advisors, identifies the skills that are desirable in light of the skills of our existing directors, particularly those who are expected to retire in the near-term, and regularly interviews potential candidates. As an example, David Sagehorn, who joined the Board in 2022, brought experience in finance and accounting, both of which were skills that the Governance Committee identified as important for a future director.
14     AGCO Corp.

Board of Directors and
Corporate Governance
DIRECTOR INDEPENDENCE
In accordance with the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board has determined that in order to be considered independent, a director must not:
•be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;
•receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $120,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;
•be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate, or have an immediate family member that is a current partner or current employee of such a firm who personally works on an audit of the Company or any subsidiary or other affiliate;
•have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;
•be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Talent and Compensation Committee; or
•be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three years of such other company, exceeds (or in the current year of such other company is likely to exceed) the greater of $1.0 million or two percent of the other company’s consolidated gross revenues for that respective year.
In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:
•accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; or
•be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.
Finally, in order to be independent for purposes of serving on the Talent and Compensation Committee, a director may not:
•be a current or former employee or former officer of the Company or an affiliate or receive any compensation from the Company other than for services as a director;
•receive remuneration from the Company or an affiliate, either directly or indirectly, in any capacity other than as a “director,” as that term is defined in Section 162(m) of the Internal Revenue Code; or
•have an interest in a transaction required under SEC rules to be described in the Company’s proxy statement.
These standards are consistent with the standards set forth in the NYSE rules, the Internal Revenue Code and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE. In affirmatively determining the independence of any director who will serve on the Talent and Compensation Committee, the Board of Directors considers all factors specifically relevant to determining whether such director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of the Talent and Compensation Committee member, including the independence factors set forth in the NYSE rules.
2024 Proxy Statement     15

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Based upon the foregoing standards, the Board has determined that all of its directors are independent in accordance with these standards except for Mr. Hansotia and Ms. Srinivasan, and that none of the independent directors has any material relationship with the Company, other than as a director or stockholder of the Company.
The Company and Tractors and Farm Equipment Limited (“TAFE”) are parties to a Letter Agreement, dated April 24, 2019, and that expires on April 24, 2024, regarding the current and future accumulation by TAFE of shares of the Company’s common stock and certain governance matters, including the Company’s nomination of a director candidate selected by TAFE. TAFE’s proposed director candidate for 2024 is Ms. Srinivasan, TAFE’s Chairman and Managing Director, and the Company intends to nominate Ms. Srinivasan for election by the Company’s Board of Directors. The Company and TAFE have several commercial relationships that are material to TAFE. See “Certain Relationships and Related Party Transactions” below for additional information.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board has delegated certain functions to six standing committees: an Executive Committee, an Audit Committee, a Finance Committee, a Governance Committee, a Sustainability Committee and a Talent and Compensation Committee. Each of the committees has a written charter. The Board has determined that each member of the Audit, Governance and Talent and Compensation Committees is an independent director under the applicable rules of the Internal Revenue Code, NYSE and SEC with respect to such committees. The following is a summary of the principal responsibilities and other information regarding each of the committees:

EXECUTIVE COMMITTEE		AUDIT COMMITTEE

Chair: Eric P. Hansotia	Other Members: Michael C. Arnold Sondra L. Barbour Suzanne P. Clark Bob De Lange George E. Minnich	Chair: Sondra L. Barbour	Other Members: George E. Minnich David Sagehorn Matthew Tsien

Principal Responsibilities
•Is authorized, between meetings of the Board, to take such actions in the management of the business and affairs of the Company which, in the opinion of the Executive Committee, should not be postponed until the next scheduled meeting of the Board, except as limited by the General Corporation Law of the State of Delaware, the rules of the NYSE, the Company’s Certificate of Incorporation or By-Laws or other applicable laws or regulations.

Principal Responsibilities
•Assists the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm.
•Reviews the Company’s internal accounting and financial controls, considers other matters relating to the financial reporting process and safeguards of the Company’s assets and produces an annual report of the Audit Committee for inclusion in the Company’s proxy statement.
•Reviews with management the Company’s risk assessment and risk management framework as well as relevant mitigation strategies.
•Oversees cyber risk, information security and technology risk, including management’s actions to identify, assess, mitigate and remediate material cybersecurity issues and risks.
•The Board has determined that Ms. Barbour and Messrs. Minnich and Sagehorn are “audit committee financial experts,” as that term is defined under regulations of the SEC.
•The report of the Audit Committee for 2023 is set forth under the caption “Audit Committee Report.”

16     AGCO Corp.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

FINANCE COMMITTEE		GOVERNANCE COMMITTEE

Chair: George E. Minnich	Other Members: Sondra L. Barbour Niels Pörksen	Chair: Michael C. Arnold	Other Members: Bob De Lange George E. Minnich Niels Pörksen

Principal Responsibilities
•Assists the Board in the oversight of the financial management of the Company including:
•the capital structure of the Company;
•the Company’s global financing strategies, objectives and plans;
•the Company’s credit profile and ratings;
•capital expenditure and investment programs of the Company;
•the Company’s interests in finance joint ventures; and
•the Company’s annual budget process and review.

Principal Responsibilities
•Assists the Board in fulfilling its responsibilities to stockholders by:
•identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board, and recommending candidates to the Board for all directorships and for service on the committees of the Board;
•developing and recommending to the Board a set of corporate governance principles and guidelines applicable to the Company; and
•overseeing the evaluation of the Board.

SUSTAINABILITY COMMITTEE		TALENT AND COMPENSATION COMMITTEE

Chair: Bob De Lange	Other Members: Suzanne P. Clark Mallika Srinivasan	Chair: Suzanne P. Clark	Other Members: Sondra L. Barbour David Sagehorn Matthew Tsien

Principal Responsibilities
•Assists the Board in the oversight of:
•the Company’s policies, strategies and practices related to environmental matters, namely climate change, greenhouse gas emissions, natural resource management, waste and environmental opportunities;
•the Company’s workplace safety and human rights policies, practices, and strategies;
•the Company’s public disclosure of its sustainability posture and stockholder engagement related to the Company’s environmental and social footprint activities; and
•the Company’s identification, assessment and management of risks associated with sustainability issues, including, but not limited to, climate-related risks.

Principal Responsibilities
•Assists the Board with respect to the Company’s compensation programs and compensation of the Company’s executives.
•Responsible for the succession process for the Chief Executive Officer and other executive officers, including assisting the Board with respect to selecting, developing, evaluating, and retaining the Chief Executive Officer, other executive officers and key talent.
•Has retained Korn Ferry to advise on current trends and best practices in compensation.
•The report of the Talent and Compensation Committee for 2023 is set forth under the caption “Talent and Compensation Committee Report.”

2024 Proxy Statement     17

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
COMMITTEE COMPOSITION AND MEETINGS
The following table shows the current membership of each committee and the number of meetings held by each committee during 2023. The Company will determine the composition and chair positions of the respective committees for the remainder of 2024 following the Annual Meeting.

Director	Executive	Audit	Finance	Governance	Sustainability	Talent and Compensation
Michael C. Arnold	●			●
Sondra L. Barbour	●	●	●			●
Suzanne P. Clark	●				●	●
Bob De Lange	●			●	●
Eric P. Hansotia	●
George E. Minnich	●	●	●	●
Niels Pörksen			●	●
David Sagehorn		●				●
Mallika Srinivasan					●
Matthew Tsien		●				●
Total meetings in 2023	0	12	5	6	3	7

●	Committee Chair	●	Member
During 2023, the Board held 10 meetings, and each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he or she served while a member thereof. Of the 10 meetings held during 2023, five were held in-person and five were held virtually.
IDENTIFICATION AND EVALUATION OF DIRECTOR NOMINEES
The Governance Committee has an ongoing process in place to identify potential Board candidates who possess the skills and personal characteristics that will allow the Board and its committees to best fulfill their responsibilities. As part of this process, the Governance Committee develops specific candidate profiles to guide Board refreshment as needs arise. It has retained a leading global search firm to assist in identifying candidates where appropriate. Since 2017, the Board has added six independent directors who each possess the desired expertise and meet the candidate profiles developed by the Committee.
In addition to the specific profiles established for individual searches, there are a number of factors that the Committee generally views as relevant and is likely to consider to ensure the entire Board, collectively, embraces a wide variety of characteristics. These include:
•career experience, particularly experience that is germane to the Company’s business, such as with agricultural products and services, international operations, technology, distribution, product development and worldwide product management, sales, marketing, sustainability, legal, human resources and finance experience;
•experience serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;
•contribution to diversity of the Board and a commitment to furthering diversity;
•integrity and reputation;
•wisdom and judgment;
•independence;
•willingness and ability to participate fully in the work of the Board and to attend meetings in person; and
•current membership on the Company’s Board — our Board values continuity (but not entrenchment).
The Governance Committee does not assign a particular weight to these individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board.
18     AGCO Corp.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Committee strives to recommend candidates who bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. The Board believes that a diversity of experience, gender, race, ethnicity (national origin), age and other factors contributes to effective governance over the affairs of the Company for the benefit of its stockholders. The Governance Committee reviews potential Board candidates against the criteria it has established, develops a short list of candidates to recommend to the Board, obtains Board input on the candidates, arranges interviews, and ultimately makes final recommendations to the Board for consideration. The Committee closely monitors the size and composition of the Board and makes recommendations as to the pace of Board refreshment so that it has the benefit of both fresh perspectives and the knowledge that tenure and experience with the Company provide.
The Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the Committee requires that a stockholder send the Committee:
•a resume for the candidate detailing the candidate’s work experience and academic credentials;
•written confirmation from the candidate that he or she (i) would like to be considered as a candidate and would serve if nominated and elected, (ii) consents to the disclosure of his or her name, (iii) has read the Company’s Global Code of Conduct (the “Code”) and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (iv) is, or is not, “independent” as that term is defined in the committee’s charter, and (v) has no plans to change or influence the control of the Company;
•the name of the recommending stockholder as it appears in the Company’s books, the number of shares of common stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);
•personal and professional references for the candidate, including contact information; and
•any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act.
The foregoing information should be sent to the Governance Committee, c/o Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chair of the Committee. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and give the Company timely notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders. The Committee does not necessarily respond directly to a submitting stockholder regarding recommendations.
In the event that a stockholder decides to formally nominate an individual for election as a director, as contrasted with recommending an individual to the Governance Committee, the process for such nomination is described in the By-Laws of the Company.
2024 Proxy Statement     19

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
STOCKHOLDER OUTREACH AND GOVERNANCE UPDATE
STOCKHOLDER OUTREACH
We value and place a great importance on maintaining an active stockholder outreach process. We engage in discussions with stockholders throughout the year and invite shareholders representing approximately 60% of our shares that request the opportunity to discuss AGCO with them and hold discussions with each shareholder who requests a meeting. These discussions include the topics of business strategy, financial performance, technology and innovation, sustainability and compensation. We also talked with over 100 other stockholders during the course of 2023 as part of regular engagement with our investor relations team.
GOVERNANCE UPDATE
In the summer of 2020, our Governance Committee began a systematic and comprehensive review of governance practices with the objective being to consider topics at each meeting and, over a reasonable time, to update our practices where the Committee concluded that there were alternative or additional practices that are in the best interests of our stockholders. To assist it in this process, the independent directors identified and retained a recognized independent expert. Subsequently, the Governance Committee considered in depth various governance topics, including:
•Committee Chair Rotation. The Governance Committee implemented a term limit of five years for the Chairs of the Audit, Governance and Talent and Compensation Committees. While many companies do not have term limits for committee chairs – less than 20% of the S&P 500 have a policy on this – for those that do, almost 60% apply a five-year limit. We believe that the limit will better assure fresh perspectives in each committee’s consideration of appropriate topics. We also believe that a five-year limit is a best practice.
•Committee Structure and Refreshment. We reviewed the board committee structure and considered the suggestion that there be a separate Strategy Committee. That suggestion was not adopted based on the strong belief of our directors that strategy is the responsibility of all directors and should not be delegated. We also reviewed board committee membership and rotated committee members to enhance Board knowledge and continue to bring fresh perspectives. In 2022, we added a Sustainability Committee.
•Lead Director Duties. When the Lead Director role initially was implemented, the Company adopted broad duties for the Lead Director consistent with those of other large publicly-traded companies and the views at the time of the largest proxy advisors. The Governance Committee expanded those duties to reflect evolving practice in the area. The expanded duties include, among other things, a clearer role in overseeing meetings of non-management and independent directors, authority to implement decisions and recommendations of independent directors, authority to retain advisors and consultants with respect to all board functions (and not just with respect to compensation and recruiting), and a broader role in reviewing the performance of the Board. We believe that our revised Lead Director duties provide a robust role and reflect best practices.
•Lead Director Rotation. Consistent with the discussion above of committee chair rotation, the Governance Committee implemented a limit for the Lead Director role, in the absence of exceptional circumstances, of five years. Almost no data is available with respect to practices elsewhere, but we believe that this is a prudent practice.
•Share Ownership Requirements. The Governance Committee reviewed the share ownership requirements for directors at 17 peer companies. The requirement generally ranged from three-times to eight-times a director’s cash retainer, with 11 companies applying a five-times requirement and, the next most common, four companies applying a three-times requirement. Based upon this review, the Governance Committee increased the requirement for our directors from four-times to five-times.
20     AGCO Corp.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
At the same time, consistent with data on share ownership policies with respect to executive officers, the Governance Committee increased the share ownership requirement for our CEO from five-times to six-times base compensation. We believe that the revised ownership requirements reflect best practices.
•Board Size and Composition. Consistent with its annual practice, the Governance Committee reviewed the Board’s size and structure and considered it relative to the extensive ongoing Board refresh process the Board is pursuing. The Board has added six new independent members since 2017 and believes that the refreshment process should proceed in a manner that gives new Board members the benefit of interacting with those having longer tenure. In addition, with the assistance of a third-party advisor, we completed a comprehensive refreshment of our strategy that was reviewed and adopted by the full Board. The Governance Committee determined that the specific expertise it had identified for its ongoing Board search was consistent with the strategic plan and would best serve the Company.
•Hedging and Pledging. While we already had a policy prohibiting hedging and limiting pledging, the Governance Committee concluded that a stronger prohibition on pledging was appropriate. Previously, the policy prohibited only the pledging of a “significant” number of shares, which was defined as the lesser of 1% of the Company’s outstanding equity securities and 50% of the equity securities of the Company owned by the officer or director. As revised, the policy now prohibits all pledging. At the request of Ms. Srinivasan, as a result of her role at TAFE, the policy was narrowed to cover only securities where the director or officer directly or indirectly controls a majority of the equity securities of the owner of the AGCO securities or otherwise directly controls the equity securities of the Company. We believe that these prohibitions are best practices and, with the exception of the narrowing requested by Ms. Srinivasan, are the most stringent possible.
Independent of the systematic process of considering governance updates, the Governance Committee also considered the separation of the Chairman and CEO roles in connection with the retirement of our Chairman and CEO at the end of 2020. Although the Committee considers the Board and executive leadership structure regularly, in this instance, the specific consideration of the combination/separation of the Chairman and CEO roles took place at no fewer than six different Committee meetings over ten months, as well as at executive sessions, full-Board meetings and meetings of the independent directors only. We also solicited input of stockholders with respect to retaining the combined role, and more stockholders were supportive of retaining the combined role than not. The Committee, and ultimately the full Board, considered an extensive range of issues and factors and unanimously concluded, other than Ms. Srinivasan, that it was in the best interests of stockholders to continue with a robust Lead Director structure. The process followed with respect to whether to separate the CEO and Chairman roles was careful, well-considered, and lengthy, with all directors having numerous opportunities to join meetings and share their views. The Governance Committee will continue to review this topic on an annual basis.
As time permits at future meetings, the Governance Committee will continue its review of governance practices, which may include director term limits, director mandatory retirement age, stockholder requirements for calling special meetings, stockholder ability to act by written consent, clawbacks, limitations on other board service (overboarding), proxy access, and other appropriate topics that are brought to the Committee’s attention.
BOARD LEADERSHIP STRUCTURE
Mr. Hansotia, who is also the Chief Executive Officer of the Company, serves as Chairman of the Board; Mr. Arnold serves as Lead Director of the Board. The Company holds executive sessions of its non-management directors at each regular meeting of its Board. The Lead Director presides over executive sessions and at all meetings of the Board in the absence of the Chairman, provides input to the Chairman on setting Board agendas, generally approves information sent to the Board (including meeting schedules to assure sufficient discussion time for all agenda items), ensures that he is available for consultation and direct communication at the request of major stockholders, leads the performance evaluation process of the Chief Executive Officer and has the authority to call meetings of the independent directors.
The Board reviews the Company’s board leadership structure annually. As part of this process, the Board considered the structures used by peer companies, alternative structures and the effectiveness of the Company’s current structure. The Board believes that having the Chief Executive Officer serve as Chairman is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management. At the same time, having a Lead Director with a well-defined role provides an appropriate level of independent oversight and an effective channel for communications when needed.
2024 Proxy Statement     21

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
RISK OVERSIGHT
The Company’s management maintains a risk assessment process that considers the risks that face the Company that management has identified as the most significant. The risk assessment process also considers appropriate strategies to mitigate those risks. In addition, using an outline provided by the Center on Executive Compensation (“CEC”), in 2023 we commenced an assessment to determine whether our compensation programs discourage plan participants from taking “excessive risks.” The assessment was completed in early 2024 and confirmed, using the CEC criteria, that our compensation program discourages taking excessive risks. Management periodically meets with the Company’s Audit Committee and Talent and Compensation Committee and reviews these and other risks, including cyber-related risks, and relevant strategies.
CORPORATE GOVERNANCE PRINCIPLES, COMMITTEE CHARTERS AND GLOBAL CODE OF CONDUCT
The Company provides various corporate governance and other information on its website. This information, which is also available in printed form to any stockholder of the Company upon request to the Corporate Secretary, includes the following:
•our corporate governance principles and charters for the Audit, Executive, Finance, Governance, Sustainability and Talent and Compensation Committees of the Board, are available under the headings “Governance Principles” and “Charters of the Committees of the Board,” respectively, in the “Corporate Governance” section of our website located under “Investors;” and
•the Company’s Global Code of Conduct, is available under the heading “Global Code of Conduct” in the “Corporate Governance” section of our website located under “Investors.”
In the event of any waivers of the Global Code of Conduct with respect to certain executive officers, those waivers will be available in the “Corporate Governance” section of our website.
In addition, the Board also has a set of “Roles, Responsibilities and Expectations” designed to provide for a uniform understanding of the operation and functioning of the Board and its collegial operations.
TALENT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2023, Messrs. Sagehorn and Tsien and Mses. Barbour and Clark (Chair) served as members of the Talent and Compensation Committee. No member of the Talent and Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2023. None of the Company’s executive officers serve on the board of directors of any company of which any director of the Company serves as executive officer.
DIRECTOR COMPENSATION
The following table provides information concerning the compensation of the members of the Board for the most recently completed year. As reflected in the table, each non-employee director received an annual base retainer of $120,000 plus $165,000 in restricted shares of the Company’s common stock for Board service. Committee chairs received an additional annual retainer of $15,000 (or $25,000 for the chair of the Audit Committee and $20,000 for the chair of the Talent and Compensation Committee). Mr. Arnold, who was the Lead Director in 2023, also received an additional annual $40,000 Lead Director’s fee. Each non-employee director received an additional annual retainer of $6,000 if they served on three or more board committees (excluding the executive committee). The Company does not have any consulting arrangements with any of its directors.
22     AGCO Corp.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

2023 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Michael C. Arnold	175,000	165,000	—	340,000
Sondra L. Barbour	151,000	165,000	—	316,000
Suzanne P. Clark	140,000	165,000	—	305,000
Bob De Lange	135,000	165,000	—	300,000
George E. Minnich	141,000	165,000	—	306,000
Niels Pörksen	120,000	165,000	—	285,000
David Sagehorn	120,000	165,000	—	285,000
Mallika Srinivasan	120,000	165,000	—	285,000
Matthew Tsien	120,000	165,000	—	285,000
Total	1,222,000	1,485,000	—	2,707,000
(1)Mr. Hansotia, as an employee of the Company, was not compensated for his service on the Board.
(2)The Long-Term Incentive Plan provides for annual restricted stock grants of the Company’s common stock to all non-employee directors. For 2023, each non-employee director was granted $165,000 in restricted stock. All restricted stock grants are restricted as to transferability for a period of one year following the award. In the event a director departs from the Board, the non-transferability period expires immediately. The 2023 annual grant occurred on April 27, 2023. The total grant on April 27, 2023 was 12,069 shares, or 1,341 shares per director. The amounts above reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC 718”).
After shares were withheld for income tax purposes, each director held the following shares as of December 31, 2023 related to this grant: Mr. Arnold — 1,072 shares; Ms. Barbour — 1,341 shares; Ms. Clark — 1,341 shares; Mr. De Lange — 1,341 shares; Mr. Minnich — 804 shares; Mr. Pörksen — 1,005 shares; Mr. Sagehorn — 1,341 shares; Ms. Srinivasan — 938 shares; and Mr. Tsien — 1,341 shares.
DIRECTOR ATTENDANCE AT THE ANNUAL MEETING
It is policy that all directors are expected to attend Annual Meetings of the Company’s stockholders. All of the incumbent directors on the Board attended the Company’s Annual Meeting held in April 2023 in person.
STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
The Company encourages stockholders and other interested persons to communicate with members of the Board. Any person who wishes to communicate with a particular director or the Board as a whole, including the Lead Director or any other independent director, may write to those directors in care of Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. The correspondence should indicate the writer’s interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board or to one or more particular directors. The Corporate Secretary will forward all correspondence satisfying these criteria.
2024 Proxy Statement     23

PROPOSAL 2
NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOs
The Board recommends a vote “FOR” the non-binding advisory resolution to approve the compensation of the Company’s NEOs.

In accordance with the requirements of Section 14A of the Exchange Act, the Board is submitting a “say-on-pay” proposal for stockholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, the Board and the Talent and Compensation Committee will review the voting results and seek to determine the causes of any negative voting result to better understand any issues and concerns that our stockholders may have. We intend to hold annual say-on-pay votes. Stockholders who want to communicate with the Board or management regarding compensation-related matters should refer to “Stockholder Communication with the Board of Directors” in this proxy statement for additional information.
Our compensation philosophy, program design and application, are described under “Compensation Discussion and Analysis.”
COMPENSATION PHILOSOPHY AND PROGRAM DESIGN
The Company’s compensation philosophy and program design is intended to support the Company’s business strategy and align executives’ interests with those of stockholders and employees (i.e., pay for performance). A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value. The Company believes that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation, which supports and reinforces the Company’s pay for performance philosophy.
BEST PRACTICES IN EXECUTIVE COMPENSATION
The Talent and Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment with the Company’s compensation philosophy, business strategy and stockholder focus. The Company’s executive compensation programs consist of the following, several features of which were added in response to stockholder feedback:
•A formal compensation philosophy approved by the Talent and Compensation Committee that generally targets executive’s total compensation levels (including NEOs) at the median (or 50th percentile) of the market and provides opportunity for upside compensation levels for excellent performance;
•A well-defined peer group of similar and reasonably-sized industrial and manufacturing companies to benchmark NEO and other officer compensation;
•An annual incentive compensation plan (“AIP Plan”) that, since 2022, has included targets that are 40% based upon adjusted operating margin and 40% based on return on net assets (“RONA”), both of which are adjusted on a sliding scale to address agricultural equipment industry cyclicality, as well as 10% based on “employee engagement” and 10% based on “customer satisfaction;”
•A balanced long-term incentive plan (“LTI Plan”) consisting of (i) a performance share plan, which comprises approximately 60% of an NEO’s target LTI award and (ii) restricted stock units, which comprise approximately 40% of an NEO’s target LTI award. The performance share plan, as revised in 2021, includes targets that are 50% based upon three-year revenue growth relative to industry and 50% based upon three-year RONA, both subject to a Total Shareholder Return (“TSR”) modifier;
•Awards under the LTI Plan include a so-called “double trigger” equity vesting in the event of change of control;
•A compensation recovery policy, compliant with new NYSE listing standards, requiring the Company to recoup erroneously awarded incentive compensation from executive officers in the event of certain accounting restatements;
•Stock ownership requirements that encourage executives to own a specified level of stock, which emphasizes the alignment of their interests with those of stockholders;
•Modest perquisites for executives (including NEOs);
•A plan design that mitigates the possibility of excessive risk that could harm long-term stockholder value;
24     AGCO Corp.

PROPOSAL 2 NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOs
•For new executive employment agreements beginning in 2017 (including Mr. Hansotia’s 2021 employment agreement), no gross-ups for excise taxes on severance payments due to a change of control; and
•A conservative approach to share usage associated with our stock compensation plans.
When the Talent and Compensation Committee considers exceptions from these practices it does so only after careful deliberation and input from its compensation consultant. Ultimately, the Talent and Compensation Committee has and will continue to take action to structure the Company’s executive compensation practices in a manner that is consistent with its compensation philosophy, business strategy and stockholder focus.
We are asking our stockholders to indicate their support for the Company’s NEO compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the Company’s NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices thereof described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other related tables and accompanying narrative set forth in this Proxy Statement.”
2024 Proxy Statement     25

PROPOSAL 3
RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024
The Board recommends a vote “FOR” the ratification of the Company’s independent registered public accounting firm for 2024.

The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examined a number of factors when selecting KPMG LLP, including qualifications, staffing considerations, and independence and quality controls. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2024. KPMG LLP served as the Company’s independent registered public accounting firm for 2023 and is considered to be well-qualified.
In view of the difficulty and expense involved in changing independent registered public accounting firms on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2024 under this proposal, it is contemplated that the appointment of KPMG LLP for 2024 will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select another independent registered public accounting firm for the following year.
A representative of KPMG LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.
Other Business
The Board does not know of any matters to be presented for action at the Annual Meeting other than the proposals described above. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.
26     AGCO Corp.

Principal Holders of Common Stock
The following table sets forth certain information as of March 15, 2024, regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s common stock. This information is based upon SEC filings by the individual and entities listed below, and the percentage given is based on 74,617,985 shares outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock		Percent of Class
Mallika Srinivasan Tractors and Farm Equipment Limited Old No. 35, New No. 77, Nungambakkam High Road Chennai 600 034, India	12,172,765	(1)	16.3%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	6,780,497	(2)	9.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	6,253,576	(3)	8.4%
(1)For Ms. Srinivasan, includes shares held individually (22,613 shares), shares held through TAFE (8,886,831 shares), and shares held through TAFE Motors and Tractors Limited (3,263,321 shares). For TAFE, includes shares held directly (8,886,831 shares) and shares held through TAFE Motors and Tractors Limited (3,263,321 shares). Ms. Srinivasan is the Chairman and Managing Director of TAFE. The Company owns a 20.7% interest in TAFE.
(2)The Vanguard Group has sole voting power with respect to none of its shares, shared voting power with respect to 26,475 of its shares, sole dispositive power with respect to 6,686,773 shares and shared dispositive power with respect to 93,724 of its shares.
(3)BlackRock, Inc. has sole voting power with respect to 6,067,310 shares and sole dispositive power with respect to 6,253,576 shares.
2024 Proxy Statement     27

PRINCIPAL HOLDERS OF COMMON STOCK
The following table sets forth information regarding beneficial ownership of the Company’s common stock by the Company’s directors, the director nominees, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other NEOs and all executive officers and directors as a group, all as of March 15, 2024. Except as otherwise indicated, each such individual has sole voting and investment power with respect to the shares set forth in the table.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares That May be Acquired Within 60 Days	Percent of Class
Michael C. Arnold	17,093	—	*
Sondra L. Barbour	7,064	—	*
Suzanne P. Clark	8,912	—	*
Bob De Lange	3,886	—	*
George E. Minnich	21,844	—	*
Niels Pörksen	2,106	—	*
David Sagehorn	2,637	—	*
Mallika Srinivasan(2)	12,172,765	—	16.3%
Matthew Tsien	3,650	—	*
Damon J. Audia	6,212	—	*
Robert B. Crain	34,018	—	*
Torsten R.W. Dehner	28,474	—	*
Luis F.S. Felli	18,109	—	*
Eric P. Hansotia	146,438	—	*
All executive officers and directors as a group (19 persons)	12,524,417	—	16.8%
*Less than one percent
(1)Includes the following number of restricted shares of the Company’s common stock as a result of restricted stock grants under the Company’s incentive plans by the following individuals: Mr. Arnold — 1,072; Ms. Barbour — 1,341; Ms. Clark — 1,341; Mr. De Lange — 1,341; Mr. Minnich — 804; Mr. Pörksen — 1,005; Mr. Sagehorn — 1,341; Ms. Srinivasan — 938; Mr. Tsien — 1,341; All directors as a group — 10,524.
(2)Includes shares held individually (22,613 shares) and through TAFE (8,886,831 shares) and TAFE Motors and Tractors Limited (3,263,321 shares). Ms. Srinivasan is the Chairman and Managing Director of TAFE. The Company owns a 20.7% interest in TAFE.

28     AGCO Corp.

Certain Officers
Below is information as of March 15, 2024, with respect to our executive officers and certain other employees.

Name	Age	Positions
Eric P. Hansotia	55	Chairman, President & CEO
Damon J. Audia	53	Senior Vice President, Chief Financial Officer
Roger N. Batkin	55	Senior Vice President, General Counsel, Chief ESG Officer and Corporate Secretary
Kelvin Bennett	56	Senior Vice President, Engineering
Stefan Caspari	46	Senior Vice President, Customer Success and Business Effectiveness
Robert B. Crain	64	Senior Vice President, General Manager, Grain & Protein
Seth H. Crawford	52	Senior Vice President, General Manager, Precision Ag and Digital
Torsten R.W. Dehner	56	Senior Vice President, General Manager, Fendt/Valtra
Luis F.S. Felli	58	Senior Vice President, General Manager, Massey Ferguson
Ivory M. Harris	50	Senior Vice President, Chief Human Resources Officer
Timothy O. Millwood	54	Senior Vice President, Chief Supply Chain Officer
Viren Shah	56	Senior Vice President, Chief Digital & Information Officer
Damon J. Audia has been Senior Vice President, Chief Financial Officer since July 2022. He is responsible for ensuring AGCO is well-positioned to achieve its Farmer-First strategy, delivering significant value to all stakeholders and achieving our growth ambitions.
Prior to joining AGCO, Mr. Audia served as Vice President and CFO at Kennametal, Inc. and Senior Vice President and CFO at Carpenter Technology Corporation, consecutively. He also spent ten years in various leadership roles at The Goodyear Tire & Rubber Company, including serving as Senior Vice President of Finance for the company's North America division. In addition, Mr. Audia held various financial positions at Delphi Corporation and General Motors.
Mr. Audia received a Master of Business Administration degree from Carnegie Mellon University and an undergraduate degree in general studies from the University of Michigan.
Roger N. Batkin has been Senior Vice President, General Counsel, Chief ESG Officer and Corporate Secretary since January 2022. Mr. Batkin has overall responsibility for the company's legal matters, including the ethics and compliance program, litigation, regulatory and securities filings, intellectual property, mergers, acquisitions, joint ventures, and other worldwide legal activities. Additionally, as Chief ESG Officer, he leads AGCO's sustainability efforts. Mr. Batkin is also responsible for global governmental affairs, corporate administration and records, and he is Chair of the AGCO Agriculture Foundation. Mr. Batkin supports and counsels the Board of Directors on governance and legal matters.
Mr. Batkin joined AGCO in 2000 as European Legal Counsel. Prior to AGCO, Mr. Batkin was an Associate at an international law firm.
Kelvin Bennett has been Senior Vice President, Engineering since January 2021. In this role, he is responsible for leading research and development of the full spectrum of AGCO products and integration with the brands. Mr. Bennett has a proven track record of driving change. His strong leadership skills and diverse experience encourage cross-functional cooperation and uniquely qualified him to assume this role as of January 1, 2021.
Mr. Bennett joined AGCO in Hesston, Kansas, USA, in 2007 as an Engineering Manager and was promoted to Chief Engineer for Combines in 2009. In 2011, he moved to Jackson, Minnesota, USA, to assume the role of Vice President, Engineering, Tractors and Global Sprayers. As part of our succession planning process, he was identified as a potential global engineering lead. Mr. Bennett accepted his first international assignment and relocated to Canoas, Brazil, in 2015 to assume the role of Vice President, South America, Engineering, where he retained Global Engineering responsibilities for associated equipment distributor products. In 2018, he relocated to France as Vice President, Engineering, Beauvais, for Massey Ferguson tractors to develop a broader understanding of the critical Europe and the Middle East market. During this time, he led the implementation of multiple Stage V and critical platform projects. Prior to AGCO, Mr. Bennett held Engineering positions at CNH Industrial, Husqvarna Group and Nilfisk.
Mr. Bennett holds a Master of Science degree in Mechanical Engineering and a bachelor’s degree in Bio and Agricultural Engineering from the University of Arkansas at Fayetteville.
2024 Proxy Statement     29

CERTAIN OFFICERS
Stefan Caspari has been Senior Vice President, Customer Success and Business Effectiveness for AGCO since October 2023. Mr. Caspari is responsible for making farmers successful by ensuring AGCO’s brands deliver the best end-to-end customer experiences worldwide. His division includes Product & Brand management, Distribution Management, Parts, Customer Support, Customer Experience and Enterprise Business Solutions.
Most recently at AGCO, Mr. Caspari served as the Senior Vice President and General Manager of Grain & Protein (“G&P”) where he led the transformation of G&P into a leaner, more efficient, higher-performing division. Prior to that he was the Vice President of Fuse, Connected Services and Technology, where he drove AGCO’s connected fleet and telemetry strategy as well as the smart farming technology implementation. He was promoted to Vice President in 2015, leading Global Strategy and Integration. In that role he led AGCO’s global strategy development, company-wide performance improvement and growth as well as merger and acquisition initiatives. Other roles included Director, Multi-Brand Strategy and Governance in Europe, Africa and Middle East, and Director, Strategy and Integration.
Prior to joining AGCO, he held several leadership positions in the areas of sales, marketing and operations in the insurance and consulting industries, including Zurich Financial Services and Arthur D. Little.
Mr. Caspari holds a degree in Agricultural Engineering with majors in Economics and Marketing from the University of Bonn in Germany. He also completed the Advanced Management Program at Harvard Business School. He serves on the Board of Directors for the German American Chamber of Commerce South.
Robert B. Crain has been Senior Vice President, General Manager, Grain & Protein since October 2023. In this role, Mr. Crain leads the global operations, product management, engineering and commercial activities of AGCO’s Grain & Protein division. Most recently, Mr. Crain served as Senior Vice President Customer Experience. Mr. Crain also held the positions of Senior Vice President and General Manager of both North America and South America.
Before joining AGCO in 2006, Mr. Crain served as Vice President at Case New Holland (“CNH”) and was responsible for the North America Agricultural Business. In addition to his assignments in North America, Mr. Crain oversaw CNH worldwide crop harvesting operations headquartered in Zedelgem, Belgium. He also held various management positions within New Holland and CNH Global.
Mr. Crain has more than 40 years’ experience in the agricultural equipment business, starting with Ford's tractor operations in 1981. He holds a BS degree in Business Administration and Marketing from the University of Alabama.
He currently serves on the Board of the Association of Equipment Manufacturers (“AEM”) and previously served as AEM Board Chair. Mr. Crain also serves on the boards of AGCO Finance, Pacific Ag Rentals and TAFE.
Seth H. Crawford has been Senior Vice President, General Manager, Precision Ag and Digital since January 2021. He provides leadership and direction for the company’s precision agriculture and digital organization, which includes the Precision Planting, Fuse smart farming, One Digital Customer Experience, Electronics Functional Group and Data Platforms teams. He will also oversee the planned Trimble Ag joint venture, which – upon close – will create an industry leading global mixed-fleet precision ag platform. Mr. Crawford leads the strategic business direction for the development of innovative business models, product roadmaps, customer experience and solutions integration globally across brands and product lines.
Prior to joining AGCO in 2019, Mr. Crawford held several senior roles in the areas of marketing and customer support during his 22-year tenure at Deere & Company. His career at Deere culminated in his appointment as Director, Global Customer and Product Support for the Agriculture & Turf Division. In that capacity, he drove the delivery of a distinctive global customer experience and directed customer and product support strategy and operations for over 50 product lines globally and the various enterprise shared services that supported the function, including aftermarket digitalization efforts.
Mr. Crawford graduated from Arizona State University with a Bachelor of Science in Marketing and a Master of Science in Agribusiness.
Torsten R.W. Dehner has been Senior Vice President and General Manager, Fendt/Valtra since January 2022. In this role, Mr. Dehner is responsible for growing and reinforcing these two core brands’ leading market position worldwide.
Mr. Dehner joined AGCO in 2010 as Vice President, Purchasing & Materials for Europe and the Middle East (“EME”) and became Vice President of Global Parts and EME Parts & Services in 2018. His most recent role was Senior Vice President and General Manager, Europe, and the Middle East.
Prior to joining AGCO, Mr. Dehner held a number of international leadership positions at Behr GmbH & Co. KG during his 12-year tenure. In his final role at Behr, he served as Group Vice President, Purchasing, leading the group´s purchasing operations in Europe, North and South America, Asia Pacific, and South Africa. Mr. Dehner holds an Aeronautical Engineering degree from the University of Stuttgart and an MBA from the University of Reutlingen.
Luis F.S. Felli has been Senior Vice President and General Manager, Massey Ferguson since January 2022. In this role, Mr. Felli is responsible for growing and strengthening this historic global brand.
Mr. Felli joined AGCO in 2018 to lead AGCO South America’s strategy development, operations, and execution.
30     AGCO Corp.

CERTAIN OFFICERS
Prior to AGCO, Mr. Felli accumulated extensive experience in multinational and national companies, having worked in the agrochemical, petrochemical, sugar and ethanol, and cellulose industries. He also has a significant understanding of agricultural practices and products gained from his experience running a large family soy farming operation in Brazil’s state of Maranhão.
Mr. Felli’s career includes roles as General Director to Unipar Indupa Brasil & Argentina, as well as Executive Vice President for Braskem, Operations Vice President for Atvos, and Chief Operations Officer for Eldorado Brasil Celulose. He began his career at FMC Agricultural Products, ultimately living and working in the United States with responsibility for North America Marketing Intelligence and the Global Herbicides Business.
Mr. Felli is an Agronomist Engineer graduated from Luiz de Queiroz College of Agriculture – University of São Paulo, Brasil (ESALQ USP, SP, Brasil), and has an MBA from Columbia University in New York.
Ivory M. Harris has been Senior Vice President, Chief Human Resources Officer since May 2021. Ms. Harris is responsible for leading the development and execution of high-impact talent strategies that deliver winning outcomes for AGCO’s employees and stakeholders.
Prior to AGCO, Ms. Harris spent 17 years with BASF, where she held HR leadership roles of increasing scope and responsibility throughout her tenure. Her most recent role was Vice President, People Service, US. Previous roles included Vice President, Total Rewards & Corporate HR Solutions, North America and Global Director, Human Resources, Bioscience Research. Ms. Harris also previously held a Senior Project Expert, International Delegation role that was based in Ludwigshafen, Germany.
Ms. Harris holds a bachelor’s degree in Social Sciences and Psychology from the University of Houston.
Timothy O. Millwood has been Senior Vice President, Chief Supply Chain Officer since August 2022. He is responsible for ensuring timely delivery of the high quality, innovative solutions farmers need to sustain their operations and livelihoods. He joined AGCO in August 2022 following a more than 30-year career at Cummins Inc. where he most recently served as Vice President, Global Manufacturing.
Mr. Millwood’s career at Cummins included multiple international assignments, culminating in his leadership of purchasing and manufacturing over the past decade.
Mr. Millwood holds a bachelor’s degree in industrial engineering from the Georgia Institute of Technology.
Viren Shah has been Senior Vice President, Chief Digital & Information Officer since January 2024. He leads the development, design and implementation of the company’s digital vision and strategy, including IT and data analytics.
He joined AGCO in January 2024 following more than 20 years’ experience in IT, supply chain and digital roles across multiple industries. Most recently he was a leader at GE Appliances, where he served as the Chief Digital Officer since October 2018. Prior to that role, he held global leadership positions including Chief Information Officer (“CIO”) at Masco Cabinetry, CIO at Specialty Fashion Group and various positions at Walmart.
Mr. Shah holds a Master of Business Administration from New York Institute, USA, and an undergraduate degree in computer science from University of Mumbai (Bombay), India.
2024 Proxy Statement     31

Compensation Discussion & Analysis
NAMED EXECUTIVE OFFICERS (NEOs)

Eric P. Hansotia Chairman, President & CEO	Damon J. Audia Senior Vice President, Chief Financial Officer	Robert B. Crain Senior Vice President and General Manager, Grain & Protein	Torsten R.W. Dehner Senior Vice President and General Manager, Fendt/Valtra	Luis F.S. Felli Senior Vice President and General Manager, Massey Ferguson

EXECUTIVE SUMMARY
OUR 2023 BUSINESS PERFORMANCE AND FINANCIAL HIGHLIGHTS

NET SALES ($ BILLIONS)	ADJUSTED OPERATING MARGIN (%)	ADJUSTED EPS ($)

$9.0
$9.1
$11.1
$12.7
$14.4
2019
2020
2021
2022
2023

5.9%
7.0%
9.1%
10.3%
12.0%
2019
2020
2021
2022
2023

$4.44
$5.61
$10.38
$12.42
$15.55
2019
2020
2021
2022
2023

*    Refer to the Reconciliation of Non-GAAP Measures.
32     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
PERFORMANCE HIGHLIGHTS
During 2023, AGCO delivered record net sales, adjusted operating margins and adjusted earnings per share (“adjusted EPS”) due to the continued effective execution of our Farmer-First strategy and healthy global industry demand. These results are underpinned by our focus on margin-rich opportunities: globalizing a full-line of Fendt-branded products, expanding our precision ag business, and growing our parts and service business. We also achieved our highest levels of employee engagement and customer satisfaction in 2023.
FINANCIAL PERFORMANCE
AGCO’s 2023 results are highlighted by significantly higher net sales and operating margins compared to 2022. Net sales for 2023 were approximately $14.4 billion, or 13.9% higher than 2022. Excluding favorable currency translation impacts of approximately 0.1%, net sales for the full year increased approximately 13.8% compared to 2022. Reported income from operations was approximately $1.7 billion in 2023 compared to $1.3 billion in 2022. Adjusted operating margins reached a record 12.0% of net sales in 2023 as compared to 10.3% in 2022. The increase in income from operations in 2023 was primarily the result of improved margins, which benefited from positive pricing impacts and a favorable sales mix, partially offset by higher selling, general and administrative expenses ("SG&A expenses") and engineering expenses. Reported net income was $15.63 per share, and adjusted net income was $15.55 per share. These results compare to reported net income of $11.87 per share and adjusted net income per share of $12.42 per share for 2022.
Adjusted operating margin, adjusted EPS, net sales excluding the impact of currency translation, and adjusted net income are all non-GAAP measures, and we provide reconciliations to the closest GAAP measures in the appendix at the end of this proxy statement.
OVERVIEW
The Talent and Compensation Committee considers AGCO’s performance during 2023 to be outstanding, supported by record full year net sales and adjusted operating margins. Consistent with our compensation program design the past few years, certain performance targets for both the short-term AIP plan and the LTI plan were set on a “sliding scale” based upon changes in industry conditions. The sliding scale applies to adjusted operating margin and RONA in the AIP plan and to RONA in the LTI plan. As a result, the performance targets remained appropriately challenging for management to achieve in contrast to fixed targets that would have been easily met given the improvement in industry conditions. The Committee considers the incentive compensation awards earned by executive management during 2023 to be well aligned with our operational performance.
2024 Proxy Statement     33

COMPENSATION DISCUSSION & ANALYSIS
STOCKHOLDER OUTREACH AND ENGAGEMENT
STOCKHOLDER OUTREACH
We continued an active stockholder outreach process. The outreach was broad:
•We contacted our largest stockholders representing approximately 60% of our shares, and requested the opportunity to discuss AGCO with them.
•We held discussions with each stockholder who requested a meeting. Our Lead Director and Chief Financial Officer participated in all of these discussions.
•Some large stockholders are passive investment funds that do not generally meet with company representatives.
We also talked with over 100 other stockholders during the course of 2023 as part of regular engagement with our investor relations team.
The discussions were candid, and the feedback was consistently supportive. The principal topics of discussion related to AGCO’s company strategy, financial performance, technology and innovation, sustainability and compensation.
None of the stockholders as part of our outreach discussions expressed any concerns regarding our current compensation approach and our efforts to provide further alignment with our key stakeholders. Our Lead Independent Director and our Chief Financial Officer participated in all of these meetings.
Generally, stockholders continued to recognize and appreciate the efforts by the Board beginning in 2020 to update our governance and compensation approaches. We continue to closely tie our compensation plans to performance and business strategy and have established performance targets for both short-term and long-term incentives on a sliding scale model to account for business cyclicality. Further, beginning in 2023, to deliver total shareholder returns in relation to the global Fendt roll-out, all executive AIP plan pay-outs are aligned 100% to Corporate metrics, eliminating any brand or regional weighting.
We continue our commitment to integrating sustainability into our core business strategy with a focus of reducing greenhouse gas emissions in AGCO’s operations and across its value chain. As noted in our 2023 Sustainability Report, our objective is to reduce scope 1 and 2 emissions by 55% by 2033, to be at 90% reduction by 2050 and to develop a low carbon transition plan. These objectives are dependent upon technological developments over the intervening years, as well as various factors outside of our control, but at the current time we believe that they are reasonable.
The feedback was shared with our Governance Committee, our Talent and Compensation Committee, and our Board, and reflected in our approach to these issues. The full Board had robust discussions and thoughtfully considered our stockholders’ feedback. The topics raised by shareholders are addressed below and elsewhere in this Proxy Statement, with sustainability and human capital addressed in our Annual Report on Form 10-K.
34     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
2024 INCENTIVE PROGRAM OVERVIEW
The Talent and Compensation Committee determined to generally maintain the 2023 incentive program design in 2024, and there were no significant structural changes to the program for 2024.

	Compensation Vehicle	Measurement Period	Metric	Link to Performance and Strategy
Short-Term Incentive (STI) Program (AIP Plan)	Annual Incentives	One year	Adjusted Operating Margin (40%) (sliding scale relative to industry)	Aligns pay with performance and uses sliding scale approach for performance targets to manage cyclicality
			Return on Net Assets (RONA) (40%) (sliding scale relative to industry)	Margin improvement and sound asset management are key to improving financial performance
			Employee Engagement (10%)	Employee engagement supports employee retention and is critical to our ability to successfully implement our strategy
			Customer Satisfaction (10%)	Improved customer experience leads to better customer retention and improved sales

	Compensation Vehicle	Measurement Period	Metric	Mix	Link to Performance and Strategy
Long-Term Incentive (LTI) Program	Performance Share Units (“PSUs”)	Three years	3-year Revenue growth (50%)		Aligns pay with performance
			3-year Return on Net Assets (RONA) (50%) (sliding scale relative to industry)	60%	Revenue and RONA metrics balance between growth and asset return discipline and uses sliding scale approach for performance targets to manage cyclicality
			Both subject to relative TSR modifier (+/- 20%)		Relative Revenue target and TSR modifier creates stronger pay-for-performance alignment

	Restricted Stock Units (“RSUs”)	Three years	3-year ratable vesting period	40%	Promotes retention of key talent

	Stock Settled Stock Appreciation Rights (“SSARs”)	Four years	No new grants made after the year 2020.	N/A	Moved to simpler design with two elements
2024 Proxy Statement     35

COMPENSATION DISCUSSION & ANALYSIS
RELATIONSHIP BETWEEN COMPENSATION METRICS AND FINANCIAL PERFORMANCE

DRIVERS OF OPERATING MARGIN (SHORT-TERM INCENTIVE)	DRIVERS OF RETURN ON NET ASSETS (SHORT-TERM AND LONG-TERM INCENTIVES)	DRIVERS OF 3-YEAR REVENUE GROWTH VS. INDUSTRY (LONG- TERM INCENTIVE, PSUs)

•Focus on profitability •Cost control/expense management •Streamline operations •Near-term business execution	•Focus on profitability •Efficient use of long-term assets •Working capital efficiency •Accountability for acquisition returns	•Market share •Successful execution of business strategy •Focus on customer trends and requirements
36     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
FINANCIAL PERFORMANCE AND COMPENSATION METRICS – IMPACT OF CYCLICALITY

NET SALES AND ADJUSTED EPS

Our success depends in large part on the strength of the agricultural equipment industry. Historically, demand for agricultural equipment has been cyclical and generally reflected the economic health of the agricultural industry, which is impacted by a variety of economic and other factors such as commodity prices, farm income and government support. Accordingly, our financial results, including net sales, margins, earnings and cash flows, are heavily dependent on industry conditions in a given year. As reflected above, the global agricultural equipment cycle last peaked in 2013, declined significantly starting in 2014 and began improving in 2017. In 2023, industry conditions remained above mid-cycle levels, and even above the last peak, driven largely by increases in commodity prices and healthy farm income.
Establishing appropriate performance targets is particularly challenging due to the cyclicality of our industry – a cyclicality that often does not reflect the performance of the overall economy. Our objective is to provide targets that, with appropriate performance, are challenging but reasonable within the expected industry conditions over the duration of a performance period. Since industry conditions are difficult to forecast, our compensation payouts historically have varied significantly, largely due to unforeseen changes in conditions.
In order to address industry cyclicality, several of the targets in our incentive compensation program are set on a sliding scale tied to the 10-year average sales data for the agricultural equipment industry. The target adjustments are based upon comparing the current fiscal year’s industry sales to the 10-year average. In periods where the industry experiences an increase in sales, our targets will shift upward to account for the industry improvement. In periods where the industry experiences a decrease in sales, our targets will shift downward to account for industry decline. By adjusting targets to changes in the industry cycle, the targets remain demanding but reasonable regardless of industry conditions, rewarding management for good decisions that take advantage of improving demand, and controlling costs and working capital when demand declines. By normalizing targets for cyclical industry conditions, executives will be rewarded for operational performance and quick response to changing demand.
2024 Proxy Statement     37

COMPENSATION DISCUSSION & ANALYSIS
ADJUSTING FOR CYCLICALITY IN GOAL-SETTING

HOW SLIDING SCALE GOALS WORK
As an example of how our sliding scale will work in practice, below are visual representations of both the Adjusted Operating Margin and RONA goals as they will adjust along the 10-year industry sales average axis.

2023 PERFORMANCE EVALUATION AND COMPENSATION
AGCO entered 2023 following a record fourth quarter in 2022. We capitalized on this momentum throughout 2023 fueled by positive pricing realization, the introduction of new products and services as well as a healthy farm economy. We also benefited from the moderating supply challenges and residual COVID-19 impacts which had remained in the first half of 2022. As a result, our key measures of performance improved in 2023 compared to 2022. For 2023, sales increased by 13.9%, RONA improved by 550 basis points, and adjusted operating margins improved by 170 basis points, these being three of the metrics that are reflected in our incentive compensation plan approach.
38     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
COMPONENTS OF 2023 EXECUTIVE COMPENSATION

Short-Term	Mid-Term	Long-Term
Fixed	Variable

Base Salary Cash	AIP Plan Cash	Performance Share Units (PSUs) Stock	Restricted Stock Units (RSUs) Stock

Purpose
Market-competitive base salary reflecting contribution, background, knowledge, skills and performance	Annual cash incentive based on achievements of key financial targets	Based on AGCO’s performance vs. pre-established goals aligned with generating stockholder value over the long-term	Employee Retention

Performance Period
N/A	1 year	3 years	3 years

Performance Measures
N/A	Adjusted Operating Margin as a % of Net Sales (40%) Return on Net Assets (40%) Customer Satisfaction (10%) Employee Engagement (10%)	Revenue Growth (50%) Return on Net Assets (50%) Subject to a TSR modifier relative to an agribusiness index	Stock Price Appreciation, as the ultimate award value upon settlement depends upon stock price

We believe that as an executive’s responsibilities increase, so should the portion of his or her total pay comprised of incentive compensation. As illustrated below, in 2023 on average, over 70% of our NEO compensation was variable or “at risk” and tied to AGCO’s performance, with the greatest portion associated with long-term incentives:

CHIEF EXECUTIVE OFFICER	OTHER NEOs

73%
Target LTI
11%
Base Salary
16%
Target Bonus
89%
At-Risk Pay

46%
Target LTI
28%
Base Salary
26%
Target Bonus
72%
At-Risk Pay

2024 Proxy Statement     39

COMPENSATION DISCUSSION & ANALYSIS
2023 BASE SALARY
Base salary for NEOs establishes the foundation of total compensation and supports attraction and retention of qualified executives. Each NEO’s base salary is generally targeted at median levels of executives with similar roles and responsibilities at other industrial companies of similar revenue and complexity.
Base salary increases are primarily performance driven, but adjustments may be made to recognize additional responsibilities or market inequities. Generally, annual increases are effective on May 1st of each year, and the information below reflects base salary following any annual increase.

	2022	2023	% Change
Mr. Hansotia	$1,250,000	$1,350,000	8%
Mr. Audia(1)	$700,000	$721,000	3%
Mr. Crain	$605,986	$605,986	0%
Mr. Dehner(2)	$561,170	$572,394	2%
Mr. Felli(3)	$—	$524,009	—%
(1)Mr. Audia was hired on July 1, 2022. His base salary above for 2022 reflects the full year.
(2)Mr. Dehner’s base salary was raised from 504,000 Swiss francs to 514,080 Swiss francs in 2023. The numbers in this chart represent the dollar value of such base salary, based on a 2023 average exchange rate of 1.113433. For the purposes of showing the incremental increase in 2022 to 2023 base compensation, we have applied the same exchange rate of 1.113433 to both the 2022 and 2023 amounts in the table above.
(3)Mr. Felli was not a named executive officer in 2022. His base salary rate for 2023 accounts for an annual increase on May 1, 2023 and a subsequent 3% cost of living adjustment in September of 2023. His salary is paid in Brazilian reals and was converted to a dollar amount above, based on a 2023 average exchange rate of 0.200317.
2023 ANNUAL INCENTIVE (AIP Plan)
Annual incentives are intended to facilitate alignment of management with corporate objectives in order to achieve outstanding performance and to meet specific AGCO financial targets. Incentive plan performance measures and targets are evaluated annually to ensure they support our strategic business objectives.
The AIP Plan is based on AGCO’s performance, and in certain years, on the individualized contribution of executive officers through the leadership of their respective regional or functional areas. For 2023, AIP Plan compensation awards for all NEOs and senior vice presidents were based 100% on corporate goals for global alignment purposes, and there were no individualized goals. AIP Plan opportunities are expressed as a percentage of each executive officer’s base salary. The annual award opportunities for the NEOs in 2023 were:

	Opportunity as a Percentage of Base Salary
Name	Minimum Award	Target Award	Maximum Award
Mr. Hansotia	75%	150%	300%
Mr. Audia	50%	100%	200%
Mr. Crain	45%	90%	180%
Mr. Dehner	45%	90%	180%
Mr. Felli	45%	90%	180%
The corporate objectives and targets are set at the beginning of each year and approved by the Talent and Compensation Committee based upon the prior year’s results as well as a budget reviewed by the Finance Committee and approved by the Board of Directors. Unless determined otherwise, the Talent and Compensation Committee excludes restructuring and certain other items from the calculation of adjusted operating margin as a percentage of net sales and return on net assets in order to ensure the calculations are equitable and reflect normalized operating results. In addition, the Talent and Compensation Committee has the ability to make adjustments based upon other appropriate circumstances.
The charts below summarize the performance measures, weightings, and results that the Talent and Compensation Committee approved for the 2023 annual incentive.
40     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
DESCRIPTION OF PERFORMANCE MEASURES

PERFORMANCE MEASURE	DEFINITION	RATIONALE

Adjusted Operating Margin as a Percentage of Net Sales	Adjusted income from operations divided by net sales. This measure excludes restructuring expenses and certain other items approved by the Talent and Compensation Committee.	Margin improvement links to earnings and is key to increasing company performance and stockholder value.

Return on Net Assets	Adjusted income from operations divided by net assets. This measure excludes restructuring expenses and certain other items approved by the Talent and Compensation Committee.	Return on net assets promotes improving returns through an efficient use of capital and is an important indicator of stockholder value.

Customer Satisfaction
Utilizes the Net Promoter Score, a metric that measures customer satisfaction and loyalty, to calculate the willingness of our customers to recommend AGCO products to others. This calculation is a proxy to gauge the customer’s overall satisfaction with AGCO’s products and the customer’s loyalty to the AGCO brand.
Improved customer experience leads to better customer retention and improved sales.

Employee Engagement	The level of our employees’ commitment and connection to our organization. Employee Engagement is measured through an annual survey; the survey measures our employees’ collective level of engagement via their responses to four questions that comprise our “employee engagement index.”	Employee engagement supports employee retention and is critical to our ability to successfully implement our strategy.

2023 ANNUAL INCENTIVE PAYOUTS
As described previously, the financial targets for the annual incentive plan are adjusted on a sliding scale relative to actual industry conditions in order to address industry cyclicality. The performance targets remained appropriately challenging for management to achieve in contrast to fixed targets that might not have been met and therefore would not have provided an appropriate incentive.
With the assistance of its independent compensation consultants, the Talent and Compensation Committee assessed these and other factors in order to determine whether an adjustment should be made to the 2023 performance metrics. The Committee considered whether and to what extent the underlying causes were reasonably foreseeable and whether the impact was significant despite the best efforts of management and other employees. In addition, the Committee reviewed AGCO’s overall 2023 financial performance in comparison to the challenging sliding scale targets.
As a result of the overall performance of the agricultural equipment industry and the Company’s approach to align targets based upon the industry’s ten-year average, the targets for adjusted operating margin and return on net assets for 2023 were increased on a sliding scale by approximately 100 basis points and 240 basis points, respectively, from the 2022 targets. In future years, the targets will be increased or decreased as appropriate to reflect the industry’s cyclical status at that time. As indicated below, for 2023, both adjusted operating margin and RONA exceeded target, at 12.0% and 38.8%, respectively.
With respect to the first of our non-financial measures, Customer Satisfaction, for 2023, we set our goal based on net promoter score, which increased compared to 2022. We achieved a metric of 65.8% for this goal. As to employee engagement, for 2023, we set our goal based on the results of our annual employee survey, which increased compared to 2022. During 2023, we announced that we were placing our Grain & Protein business under strategic review. We are assessing all strategic options to ensure our Grain & Protein customers are serviced in the best way possible, and that the business is best positioned to maximize its full potential. After careful review, the Committee determined it would exclude the Grain & Protein employees from the results of its employee engagement survey while the business is under strategic review. We achieved a metric of 72% for this goal. Had the Grain & Protein employees been included in the results, we would have achieved a metric of 71% for this goal.
Accordingly, the Talent and Compensation Committee determined that AGCO performed at 189% of the established short-term incentive target for 2023.
2024 Proxy Statement     41

COMPENSATION DISCUSSION & ANALYSIS
2023 ANNUAL INCENTIVE PERFORMANCE MEASURES AND RESULTS

Measure	Weight	Bonus Objective	Percent Achieved	Earned Award

Adjusted Operating Margin as a Percentage of Net Sales			200.0%	80.0%

Return on Net Assets			200.0%	80.0%

Customer Satisfaction			90.0%	9.0%

Employee Engagement			200.0%	20.0%

Total	189.0%
The short-term incentive payouts in 2023 were as follows:

Name	As a % of Salary	Actual Amount
Mr. Hansotia	284%	$3,732,750
Mr. Audia	189%	$1,349,460
Mr. Crain	170%	$1,030,782
Mr. Dehner(1)	170%	$967,278
Mr. Felli(2)	176%	$891,339
(1)Mr. Dehner’s short-term incentive payout was calculated and paid in Swiss francs and shown here in USD based on the 2023 average exchange rate.
(2)Mr. Felli’s short-term incentive payout was calculated and paid in Brazilian reals and shown here in USD based on the 2023 average exchange rate.
42     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
LONG-TERM INCENTIVE
LTI is intended to engage executives in achieving longer-term performance goals and to make decisions in the best interest of the stockholders. LTI performance goals are reviewed annually to ensure they are appropriately aligned with stockholder interests and the strategic business objectives of AGCO.
In January 2023, the Talent and Compensation Committee approved long-term incentive awards for 2023 eligible plan participants. The target award levels for each award type were set at median level of market competitiveness.
The following table summarizes the mix and performance measurements for each form of equity awarded to our NEOs for 2023 under our LTI Plan:

AWARD TYPE	MEASUREMENT	RATIONALE

Performance Share Plan ("PSP"): 60%	•50% 3-year Revenue Growth •50% 3-year Return on Net Assets (RONA) •+/- 20% TSR modifier
Both metrics are meaningful measures of our performance and have a strong correlation to generating stockholder value over the long-term. The TSR modifier aligns with creating value for our stockholders.

Restricted Stock Units (RSUs): 40%	•N/A	Encourages executive retention. Creates alignment with long-term stockholder value.

2021 – 2023 PERFORMANCE SHARE PLAN (PSP)
The performance period for the PSP awards granted in 2021 was completed at the end of 2023.
Targets for the 2021-2023 performance cycle were set in 2021 based upon the following:
•For RONA, the target was set on a relative industry sliding scale above the target set for RONA in the short-term AIP plan for 2021 to reflect an expectation of improvement for a three-year compared to a one-year target.
•For Revenue Growth, the target was set based on achieving revenue above the relative industry performance for the three-year period.
We evaluate performance for each year of the three-year periods independently, which provides more opportunity for consistent payouts and to allow for alignment in a challenging industry environment. At the end of the three-year performance period, we average the three-year performance results to determine the number of performance shares earned. We then apply a TSR modifier, that could result in an increase or a reduction of shares earned by 20%, dependent on the quartile of TSR performance relative to the agribusiness index for the three-year performance period.

	RONA	% of RONA Performance Shares Earned	Weighted % of Total PSP Shares Earned
Threshold	24.9%	33.3%	16.5%
Target	31.9%	100.0%	50.0%
Maximum	38.9%	200.0%	100.0%
Actual	34.1%	131.4%	65.7%

	Revenue Growth (above industry performance)	% of “Revenue Growth” Performance Shares Earned	Weighted % of Total PSP Shares Earned
Threshold	0.0%	33.3%	16.5%
Target	3.0%	100.0%	50.0%
Maximum	6.0%	200.0%	100.0%
Actual	4.8%	160.0%	80.0%
2024 Proxy Statement     43

COMPENSATION DISCUSSION & ANALYSIS

TSR Modifier Applied to Number of Performance Shares Earned
Percentile Rank Achieved[1]	Earned Adjustment
>75th percentile	+ 20% share adjustment
>25th percentile and <75th percentile	No adjustment
< 25th percentile	- 20% share adjustment
1Quartile of performance relative to the MVIS Global Agribusiness Index.
At the conclusion of the cycle, the Talent and Compensation Committee determined that, based on the Company’s performance, we achieved 34.1% with respect to RONA and 4.8% with respect to Revenue Growth. We achieved at the 80th percentile for TSR, and therefore applied a TSR modifier of 20% to the number of performance shares earned. The Committee made no adjustments for the 2021-2023 PSU awards. The awards paid out at 174.8% of target.
The target award and actual number of shares received by the NEOs for the three-year PSP performance cycle (2021-2023) are shown below:

	Three-Year Performance Cycle (2021-2023)
Name	Target Award (100%)	Actual Award (174.8%)
Mr. Hansotia	35,065	61,292
Mr. Audia(1)	—	—
Mr. Crain	4,920	8,598
Mr. Dehner	4,920	8,598
Mr. Felli	4,920	8,598
(1)Mr. Audia was hired on July 1, 2022, and thus, did not receive a 2021-2023 Performance Share Plan Award.
2023-2025 PERFORMANCE SHARE PLAN (PSP)
We granted PSP awards in 2023 with the same design as the 2021 PSP awards described above. We intend to disclose the specific target goals for the 2023 PSP awards at the conclusion of the three-year performance period.
MATRIX OF AWARD OPPORTUNITIES FOR AWARDS GRANTED IN 2023

	Return on Net Assets
	Below Threshold	Threshold	Target	Outstanding
Outstanding	100.0%	116.5%	150.0%	200.0%
Target	50.0%	66.6%	100.0%	150.0%
Threshold	16.5%	33.3%	66.6%	116.5%
Below Threshold	—%	16.5%	50.0%	100.0%
If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. In addition, the shares earned are subject to a TSR modifier that is determined at the end of the three-year performance cycle, that could result in an increase or a reduction of shares earned by 20%, dependent on the quartile of performance relative to the MVIS Global Agribusiness Index. The increase or reduction in shares is determined by the following percentile ranking: Less than or equal to the 25th percentile results in a 20% reduction, greater than the 25th percentile and less than the 75th percentile results in no adjustment and greater than or equal to the 75th percentile results in a 20% increase. Unless determined otherwise, the Talent and Compensation Committee excludes restructuring and certain other items from the calculations of Return on Net Assets in order to ensure the calculations are equitable and reflect normalized operating results and actions are not discouraged by their projected impact on the awards (this approach also applies to the AIP plan calculation of adjusted operating margin).

44     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
ONE-TIME TRANSACTION AWARD OPPORTUNITY
On September 28, 2023, AGCO entered into a Sale and Contribution Agreement with Trimble Inc. and its currently 100%-owned subsidiary Trimble Solutions, LLC (the “Trimble Ag joint venture”). Immediately following the closing and as a result of the transaction, the Company will own an 85% interest in the planned Trimble Ag joint venture.
In connection with the transaction, the Talent and Compensation Committee approved a transaction-based bonus for certain employees involved in the execution of the transaction and post-merger integration. Subject to the closing of the transaction, which is currently anticipated to take place in the first half of 2024, Mr. Audia will receive a transaction bonus award with the target value of $540,750. 50% of the award will be in cash at the closing of the transaction, and 50% in RSUs that will be granted in the month following the one year anniversary date of the closing, subject to three-year ratable vesting from the anniversary of the grant date, subject generally to continued employment. In accordance with SEC rules, the cash portion will be disclosed in the Summary Compensation Table in the year in which the cash award is earned, and the RSU portion will be disclosed in the Summary Compensation Table in the year in which it is granted.
ROLE OF THE TALENT AND COMPENSATION COMMITTEE
The Talent and Compensation Committee approves all compensation for executive officers, including the structure and design of the compensation programs. We perform competitive market analysis with respect to cash compensation, long-term equity incentives and executive retirement programs in order to enable the Talent and Compensation Committee to review, monitor and establish appropriate and competitive compensation guidelines, determine the appropriate mix of compensation programs and establish the specific compensation levels for our executives. The Talent and Compensation Committee also exercises its judgment as to what is in the best interests of the Company and its stockholders.
The process for compensation decisions made by the Talent and Compensation Committee involves:
•Reviewing the prior year say-on-pay voting results
•Considering feedback received from stockholders throughout the year
•Obtaining recommendations and market data from our independent compensation consultant
•Assessing business climate and industry factors
•Receiving input from our CEO and other senior members of management
•Evaluating NEO performance in alignment with Company goals
•Overseeing succession planning
2024 Proxy Statement     45

COMPENSATION DISCUSSION & ANALYSIS
PAY GOVERNANCE AND PAY FOR PERFORMANCE PHILOSOPHY
The compensation provided to our senior leaders is guided by pay-for-performance and the following principles:

Philosophy	Approach

Align with Stockholders’ Interests	Compensation paid should align directly with the long-term interests of our stockholders, and our executives should share with them in the performance and value of our common stock.

Support Business Strategy	Compensation should be based on challenging Company performance and strategic goals, which are within our executive’s control and reward performance aligned with AGCO’s strategy, values, and desired behaviors.

Pay for Performance
Target compensation should have an appropriate mix of short-term and long-term pay elements. In general, compensation is highly weighted -- on average, over 70% -- to variable or “at risk” compensation.

Encourage Executive Stock Ownership	Executives should meet minimum requirements for share ownership.

Competitive Compensation - Attract and Retain Quality Management	Executive pay is market competitive but also performance-based and structured so that it addresses retention, recruitment, market scarcity and other business concerns.

WHAT WE DO:
Talent and Compensation Committee composed entirely of independent directors who are advised by an independent compensation consultant
Talent and Compensation Committee annually reviews financial performance objectives in our annual and long-term incentive plans
Annual and long-term incentive plans with performance objectives aligned to business goals
Long-term vesting period for equity awards
Compensation programs support a conservative approach to share usage
Double-trigger equity vesting in the event of change-in-control
Require substantial stock ownership for all executive officers and directors
Clawback provisions in plans

WHAT WE DON’T DO:
  No tax gross-ups on change-in-control benefits (for all employment contracts since 2017 including the new CEO contract)
  Encourage excessive or unnecessary risk-taking
  Reprice equity awards without shareholder approval
  Allow directors or executives to engage in hedging or pledging of AGCO’s securities

46     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
COMPENSATION CONSIDERATIONS
The Talent and Compensation Committee reviews recommendations from management and, with input from its independent compensation consultant, considers various factors when making executive compensation decisions, including:
•The cyclical nature of the business
•Agricultural equipment industry outlook
•Performance relative to peers and competitors
•Current competitive market conditions
•Key areas management can influence results over the short- and long-term
•Development and retention of top talent

BENCHMARKING COMPENSATION TO PEERS
The Talent and Compensation Committee’s goal is to provide target total direct compensation (target total cash plus target LTI opportunity) for each NEO that is competitive with the median levels of other industrial companies of similar size and complexity.
The Talent and Compensation Committee annually reviews the peer group for compensation comparisons and makes updates as needed to ensure that the included companies are appropriate comparators for determining whether total compensation for NEOs aligns with market. In determining the appropriate peer group, the Talent and Compensation Committee considers the attributes of company size as well as similarity of industry and business, as outlined in the table below.
2024 Proxy Statement     47

COMPENSATION DISCUSSION & ANALYSIS

PEER GROUP – SELECTION PROCESS
REVIEW OF CURRENT COMPENSATION PEER GROUP
REVIEW CRITERIA
Our assessment of potential peer companies involved a series of key guidelines and parameters along with sound judgment to arrive at an appropriate compensation peer group. Note that not all compensation peer companies match all criteria, and not all criteria are of equal importance.

Review Items	Review Criteria	Consideration
Size	•Revenue falls within a range of ~0.3x to ~2x AGCO’s revenues during trailing 12-month period
•For most companies, revenue is a proxy for business complexity and has the highest correlation to executive pay opportunity
•Market cap is also a useful reference (when combined with revenue). We typically consider potential peers that fall within a wider range of ~0.2x to ~5x of the Company market cap

Similar Industry	Compete within the following similar industries: •Machinery Industry •Building Products Industry •Transportation Manufacturer/Parts & Equipment •Aerospace and Defense
•Industry serves as a good reference for a company’s competition for business, capital, and talent
•For AGCO, there are a limited number of public Ag/Farm Machinery companies, so we expanded our search to include other machinery and equipment companies

Business Similarity
•Manufacturer of heavy-duty equipment and/or parts
•International sales of more than 30% of total sales
•Digitalization as a key initiative
•Does not rely on one single dealer or distributor (sales no more than 10% of total sales)
•These factors may impact the Company’s organization structure, market risk, KPls, sales forces, and other factors, which will eventually impact the Company’s pay program design
With the assistance of its independent consultants, the Talent and Compensation Committee reviewed our peer group in July 2023 and decided that no changes were necessary. The composition of the current peer group (16 companies) is shown below.

BorgWarner Inc. Cummins Inc. Dana Incorporated Dover Corporation Flowserve Corporation Illinois Tool Works Inc.	Oshkosh Corporation PACCAR Inc. Parker Hannifin Corporation Rockwell Automation, Inc. Stanley Black & Decker, Inc. Textron Inc.	Thor Industries, Inc. Trane Technologies Plc Westinghouse Air Brake Technologies Corporation Xylem Inc.

48     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
EXECUTIVE COMPENSATION AND RISK MANAGEMENT
The Talent and Compensation Committee regularly reviews compensation plans and practices to ensure they are appropriately structured and aligned with business objectives, and not designed to encourage executives to take excessive risks. Using an outline provided by the Center on Executive Compensation (CEC), in 2022 we commenced an assessment to determine whether our compensation programs discourage plan participants from taking “excessive risks.” The assessment was completed in early 2023 and confirmed, using the CEC criteria, that our compensation program discourages taking excessive risks.
STOCK OWNERSHIP
The Company requires its directors and officers to own AGCO shares as it emphasizes the alignment of their interests with those of stockholders. The ownership program covers all directors and executive officers. The requirements are as follows:
•Chief Executive Officer to own common stock, or other equity equivalents, equal in value to six times annual salary
•Other Executive Officers to own common stock, or other equity equivalents, equal in value to three times their respective annual salaries
•Non-employee directors to own common stock, or other equity equivalents, equal in value to five times the value of the annual retainer
Any person becoming a director or executive officer has five years from his or her election or promotion, or from an increase in the requirement, to comply with the stock ownership requirements. A person is considered to be in compliance once the minimum ownership level is reached (if he or she continues to hold at least the number of shares that initially was required regardless of the change in market value of the underlying equity securities). Our directors and executive officers all met the requirements that were applicable as of December 31, 2023.
Time-based restricted stock units (including unvested) are included in the calculation of stock owned. We recently updated our policy to reflect that we do not count stock appreciation rights (whether vested or unvested), unvested performance shares, and/or other unvested equity equivalents toward the ownership requirement. The updated policy also provides that, until the ownership requirement is met, a director or officer may not dispose of any common stock or equity equivalents other than to pay taxes related to vesting. In addition, during any period when a director or officer is not in compliance, he or she is expected not to dispose of any common stock or equity equivalents other than to pay taxes related to vesting.
OTHER COMPENSATION, BENEFITS AND CONSIDERATIONS
NEO EMPLOYMENT AGREEMENTS
AGCO maintains employment agreements with each of the NEOs, all of which the Company believes to be consistent with market practices. These agreements generally provide for the following:
•Annual base salary
•Participation in annual cash and long-term incentive equity programs
•Severance benefits, as described below
•For Messrs. Crain and Hansotia, participation in the Company’s supplemental retirement program (the ENPP) and for Mr. Audia, participation in the Company’s Nonqualified Defined Contribution Plan, each described below
•For Mr. Dehner, participation in a pension plan (the Swiss Life Collective “BVG” Foundation pension fund), described below, and reimbursement for certain health care benefits
•For Mr. Felli, participation in a pension plan (Brazil Defined Contribution Plan), described below
•A company car and reimbursement for customary expenses
•For Mr. Hansotia: (1) Reimbursement of the cost of one club membership, (2) Term life insurance equal in value to six-times his base salary and (3) 50 hours of flight time annually for personal use of the Company-provided aircraft (subject to a carryover of unused flight time of up to 10 hours)
•Customary non-compete and non-solicitation provisions for two years post-employment, and a confidentiality provision for five years post-employment
•During the two-year (for Mr. Hansotia, three-year) period following a change in control, no reduction in position, duties, responsibilities, and compensation and no relocation of office
2024 Proxy Statement     49

COMPENSATION DISCUSSION & ANALYSIS
POST-TERMINATION AND CHANGE IN CONTROL BENEFITS
Employment agreements with the executives provide severance benefits when the termination by the Company is without “cause” (or other such similar term as included in the applicable employment agreement or incentive plan) or by the executive with “good reason.” The size of the severance benefits depends on whether the termination is within two years following a change of control.
SEVERANCE BENEFITS WITHOUT A CHANGE OF CONTROL
For terminations by the Company without “cause” or by an executive for “good reason” that do not involve a change of control, the severance benefit includes:
•For Mr. Felli, such severance payments as are required by the local law in Brazil
•Mr. Hansotia will receive his base salary for two years upon termination, and Messrs. Audia, Crain and Dehner will receive their respective base salaries for one year upon termination
•For Messrs. Audia, Crain and Hansotia, continued life insurance benefits and up to eighteen months COBRA coverage at active employee rates
•For Mr. Hansotia, a two-times bonus (calculated based on the three-year average of annual cash bonus received during the prior two completed years and the current year’s trend), payable in a lump sum
•For Messrs. Audia, Crain and Dehner, a pro rata portion of bonus or other incentive benefits for year of termination
•However, if Messrs. Audia, Crain, Dehner or Hansotia’s termination of employment occurs at age 65 or older, the executive will not be eligible for the base salary continuation and bonus payments described above
•A terminated executive also is entitled to receive any vested benefits under the ENPP payable beginning at age 65
50     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
SEVERANCE BENEFITS TRIGGERED ON TERMINATION FOLLOWING A CHANGE OF CONTROL
For terminations by the Company without “cause” or by an executive for “good reason” within two years following a change of control, the severance benefit includes:
•A lump sum payment representing 3x base salary for Mr. Hansotia, 2x base salary for Messrs. Audia, Crain and Dehner, and 1x base salary for Mr. Felli.
•Pro rata portion of bonus or other incentive benefits for year of termination.
•For Mr. Hansotia, a 3x bonus, for Messrs. Audia, Crain and Dehner, a 2x bonus, and for Mr. Felli, a 1x bonus (calculated based on the three-year average of annual cash bonus received during the prior two completed years and the current year’s trend), payable in a lump sum.
•Continued life and/or group health coverage or benefits at the same rates in effect at the time of termination, or payment in lieu of such amounts if, for a post-termination period equal to: for Mr. Hansotia, three years; for Messrs. Audia, Crain and Dehner, two years; and for Mr. Felli, one year.
In addition to the cash severance payments, certain enhanced vesting benefits exist following a change in control:
•All unvested equity awards include a “double-trigger” provision that provides for accelerated vesting of any unvested portion of the award, contingent on a change in control and either termination of employment (as a result of death, disability or retirement, or by the Company without “good cause” or by the executive for “good reason”) or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants.
•All benefits under the ENPP that have been earned based on years of service also become vested upon a change of control, regardless of whether the participant experiences a termination following the change in control.
•Accelerated vesting of the executive’s account under the Nonqualified Defined Contribution Plan, regardless of whether the participant experiences a termination following such change in control.
Mr. Crain is entitled to receive a gross-up for excise taxes due on any of the change of control payments described above, other than ordinary income taxes associated with payouts from a change of control. Based upon discussions with stockholders, we eliminated the gross-up for excise taxes on severance payments due to a change in control for any executive receiving an employment agreement in 2017 and beyond. Under the provisions of Messrs. Audia’s, Dehner’s, Hansotia’s and Felli’s employment contracts, there are no excise tax gross-ups for severance payments (this provision was removed from Mr. Hansotia’s agreement in 2021).
For purposes of these benefits, a “change of control” occurs, in general, when either (i) one or more persons acquire common stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock; (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 30% or more of the total voting power of the stock; (iii) a majority of the members of our Board of Directors are replaced in any 12-month period by directors who are not endorsed by a majority of the directors then in office; or (iv) with some exceptions, one or more persons acquire assets from the Company that have a total fair market value equal to or greater than 40% of the aggregate fair market value of all of our assets.
2024 Proxy Statement     51

COMPENSATION DISCUSSION & ANALYSIS
RETIREMENT AND OTHER BENEFITS
Executive officers participate in our various employee benefit plans designed to provide retirement income. Our qualified and nonqualified pension plans provide a retirement income base, and our qualified and nonqualified 401(k) plans permit additional retirement savings. To encourage retirement savings under the qualified and nonqualified 401(k) plans, we provide an employer matching contribution (as noted below).

PLAN TYPE	DESCRIPTION	STATUS

AGCO 401(k) Plan
For the Company’s 401(k) plan, we generally contributed approximately $14,850 to each eligible U.S.-based executive’s 401(k) account during 2023, which was the maximum contribution match allowable under the Company’s 401(k) plan.
Active

Executive Nonqualified Pension Plan (“ENPP”)
The ENPP provides the Company’s eligible U.S.-based executives with retirement income for a period of 15 years based on a percentage of their final average compensation, including base salary and annual incentive bonus, reduced by the executive’s social security benefits and 401(k) plan benefits attributable to employer matching contributions.
ENPP frozen to future salary benefit accruals as of December 31, 2024
Executive Defined Contribution (“DC”)
The Company maintains a DC plan with respect to which it makes contributions for certain senior U.S.-based executives. Executives who currently participate in the ENPP will transition to the DC plan in 2025 in connection with the freeze of the ENPP. Mr. Audia was the only NEO who participated in the DC plan during 2023. For Vice Presidents and Senior Vice Presidents, we annually contribute 10% of the executive officer’s salary plus his or her annual incentive compensation, less any contributions made during the year with respect to the AGCO 401(k) plan, to the DC Plan. For the Chief Executive Officer, the annual contribution percentage is 15%, similarly adjusted.
Active
Swiss Life Collective BVG Foundation
A cash balance plan with contributions made both by the Company and the executive. The account balance represents contributions made by the Company (plus interest), as well contributions from prior employers.
Active
Brazil Defined Contribution Plan
A defined contribution plan that is broadly available to employees in Brazil. This plan provides a 100% match on contributions up to a maximum of 6% of pay, plus the potential for catch-up contributions.
Active
The ENPP will be frozen to future salary benefit accruals as of December 31, 2024. No further accruals to the executive retirement benefit for compensation or service changes will be made after that date. As of January 1, 2025, any remaining participants will be transitioned to our Executive Defined Contribution plan.
Executives also participate in our other benefit plans on the same general terms as other employees. These plans may include medical, dental and disability insurance coverage.

LIMITED PERQUISITES

We believe that cash and incentive compensation should be the primary focus of compensation and that perquisites should be modest.
•The primary perquisites available to executives are the use of a leased automobile and the reimbursement of dues associated with a social or athletic club.
•Supplemental life and disability insurance is also provided for executives. The life insurance generally provides for a death benefit of six times the executive officer’s base salary.
•For executives on international assignments, certain additional expatriate and relocation benefits are provided.
•Mr. Hansotia is allowed to use our aircraft for up to 50 hours of personal use. The cost of this use is taken into consideration by the Committee as part of the establishment of Mr. Hansotia’s compensation and, as a result, each year Mr. Hansotia is allowed to carryover unused flight time up to 10 hours. No other executives are allowed personal use.

52     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
COMPENSATION RECOVERY POLICY
In October 2023, we adopted the AGCO Corporation Policy for the Recovery of Erroneously Awarded Compensation (the Compensation Recovery Policy), which was effective as of December 1, 2023, to comply with NYSE listing standards implementing Exchange Act Rule 10D-1. The Compensation Recovery Policy generally provides that in the event of certain accounting restatements, the Talent and Compensation Committee will take prompt action to recover erroneously awarded incentive compensation from executive officers that was “received” (within the meaning of the rules) in the three prior completed fiscal years. The policy provides the Talent and Compensation Committee with broad discretion regarding the means of recovery. Previously, we maintained the Compensation Adjustment and Recovery Policy, which provided for recovery if the Board learned of any misconduct by an officer of AGCO or one of its subsidiaries that contributed to our having to restate our published financial statements.
HEDGING AND PLEDGING POLICY
Our Hedging and Pledging Policy prohibits Board members and officers from directly or indirectly, pledging with respect to any equity securities of the Company, or hedging with respect to any equity securities of the Company. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens or liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans, and “hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which the insider offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. For these purposes, “equity securities” include the Company’s common stock, preferred stock and options and other securities exercisable for, or convertible into, settled in, or measured by reference to, any other equity security determined on an as-exercised and as-converted basis. The equity securities attributable to a board member or officer for these purposes shall include equity securities attributable to the board member or officer under either Section 13 or Section 16 of the Exchange Act, provided that equity securities owned by entities shall be included only if the board member or officer directly or indirectly controls a majority of the equity securities of the entity or otherwise directly controls those equity securities of the Company. Pledges of equity securities made by board members or officers prior to December 3, 2020 (each a “Grandfathered Pledge”) in compliance with the Company’s prior pledging policy may remain pledged until such time when the Grandfathered Pledges are terminated. Equity securities that are pledged shall not be counted toward the ownership requirements under other policies of the Company.
2024 Proxy Statement     53

Summary of 2023 Compensation
The following table provides information concerning the compensation of the NEOs for the Company’s three most recently completed years ended December 31, 2021, 2022 and 2023.
In the column “Salary,” we disclose the amount of base salary paid to the NEO during the year.
In the column “Stock Awards,” we disclose the award of stock (specifically RSUs) measured in dollars and calculated in accordance with ASC 718 Compensation - Stock Compensation. For awards of RSUs, the ASC 718 aggregate grant date fair value per share is equal to the closing price of our common stock on the date of grant decreased by the present value of the future dividends estimated to be distributed. For the PSP awards that included a market condition, the company measured the fair value using a Monte Carlo simulation. The amounts disclosed as the aggregate grant date fair value of the stock awards granted under the PSP are computed at the probable outcome of the performance conditions, or “target” level. The actual amounts that will be earned are dependent upon the achievement of applicable performance goals. Please also refer to the table below under the caption “2023 Grants of Plan-Based Awards.” For more information on our 2023 RSU and PSP grants (including applicable vesting and performance conditions), see the section entitled “Long-Term Incentive”.
In the column “Non-Equity Incentive Plan Compensation,” we disclose amounts earned under our AIP Plan. The amounts included with respect to any particular year are dependent on whether the achievement of the relevant performance measure was satisfied during the year. For more information on our 2023 AIP program (including applicable performance metrics), see the section entitled “2023 Annual Incentive.”
In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined-benefit and actuarial-benefit plans (including supplemental plans) in 2023.
In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.
The Company currently has employment agreements with Messrs. Hansotia, Audia, Crain, Dehner and Felli, as described in the section entitled “NEO Employment Agreements” above.
54     AGCO Corp.

2023 Summary Compensation Table

Name and Principle Position(1)	Year	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non- Qualified Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Eric P. Hansotia Chairman, President & CEO	2023	1,316,667	—	9,252,255	3,732,750	2,567,180	402,414	17,271,266
	2022	1,216,667	—	8,573,886	2,986,271	363,569	210,060	13,350,453
	2021	1,150,000	—	6,978,345	2,248,969	652,962	151,472	11,181,748
Damon J. Audia Senior Vice President — Chief Financial Officer	2023	714,000	—	1,205,287	1,349,460	—	158,548	3,427,295
	2022	350,000	—	3,207,997	609,406	—	625,153	4,792,556
	2021	—	—	—	—	—	—	—
Robert B. Crain Senior Vice President and General Manager, Grain & Protein	2023	605,986	—	964,172	1,030,782	1,059,727	61,500	3,722,167
	2022	605,986	—	960,378	941,884	—	54,446	2,562,694
	2021	605,986	—	979,018	853,259	—	53,405	2,491,668
Torsten R.W. Dehner(7) Senior Vice President and General Manager, Fendt/Valtra	2023	568,653	—	964,172	967,278	311,262	42,209	2,853,574
	2022	528,293	—	960,378	837,263	—	29,870	2,355,804
	2021	551,599	—	979,018	772,675	—	23,364	2,326,656
Luis F.S. Felli(7) Senior Vice President and General Manager, Massey Ferguson	2023	505,082		964,172	891,339	—	124,630	2,485,223
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
(1)Mr. Audia joined the Company as Chief Financial Officer on July 1, 2022.
(2)Annual base salary increases generally go into effect on May 1.
(3)The amounts in this column reflect the grant date fair value of stock awards computed in accordance with ASC 718. The assumptions on which these valuation are based are set for in Note 15 to the audited financial statements included in the Company’s annual report on Form 10-K filed with the SEC on February 27, 2024. Amounts included in this column with respect to PSP awards granted in 2023 reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2023-2025 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. Assuming the maximum level of performance, the following would be the values of the award on the date of grant: Mr. Hansotia — $11,377,651; Mr. Audia — $1,482,210; Mr. Crain — $1,185,653; Mr. Dehner — $1,185,653; and Mr. Felli $1,185,653. The following were the grant date fair value of the time-vested RSUs granted in 2023 as reported in this column: Mr. Hansotia — $3,563,430; Mr. Audia — $464,182; Mr. Crain — $371,346; Mr. Dehner — $371,346; and Mr. Felli — $371,346.
(4)All annual, cash incentive awards were performance-based. All awards earned for a specific performance in the year are paid the following February or March.
(5)The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the year to the end of the year. The obligation shown in the “2023 Pension Benefits Table” presented below is the value today of a benefit that will be paid at the officer’s normal retirement age, based on the benefit formula and his or her current salary and service. The values shown in the Summary Compensation Table represent the change in the pension obligation since the prior year.
Change in pension values during the year may be due to various sources such as:
•Service accruals: The benefits payable from the pension plans increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the year, the benefit payable at retirement increases. Each of the NEOs who participate in a pension plan earned an additional year of benefit service during 2023.
•Compensation increases/decreases since prior year: The benefits payable from the pension plans are related to salary. As executive officers’ salaries increase (or decrease), then the expected benefits payable from the pension plans will increase (decrease) as well.
•Aging: The amounts shown above are changes in the present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date.
•Changes in assumptions: The amounts shown above are changes in the present values of retirement benefits that will be paid in the future. The discount rate used to determine the present value is updated each year based on current economic conditions. This assumption does not impact the actual benefits paid to participants. The discount rate decreased from 2022 to 2023, which contributed to an increase in the present value of the officers’ benefits. The change in pension value is subject to many external variables discussed above, such as discount rates, that are not related to Company performance.
2024 Proxy Statement     55

2023 SUMMARY COMPENSATION TABLE
•Plan amendments: The Company periodically amends its retirement programs in order to remain competitive locally and/or align with our global benefits strategy. During 2021, the Company amended the ENPP to freeze future salary benefit accruals as of December 31, 2024, and to eliminate a lifetime annuity feature for participants reaching age 65 subsequent to December 31, 2022.
During 2021, while the pension annuity values for Mr. Crain increased due to service and compensation changes, the plan amendment (as described above under “Plan Amendments”) resulted in a net decrease in the present value of benefits of $996,545 for Mr. Crain. Similarly, for Mr. Dehner, while the total account balance under the BVG plan increased, changes in assumptions resulted in a net decrease in the present value of benefits of $69,186. As a result, the change in present value of their pension benefits were reported as $0 during 2022.
During 2023, the pension annuity values for Mr. Hansotia and Mr. Crain increased due to service and compensation changes. These increases, in addition to a slight decrease in discount rate during 2023, resulted in an increase in pension value for both. The pension benefits and assumptions used to calculate these values are described in more detail below under the caption “Pension Benefits.”
(6)The amount shown as “All Other Compensation” includes the following perquisites and personal benefits for the year ended December 31, 2023:

Name	Club Membership ($)	Defined Contribution Match ($)	Life Insurance(a) ($)	Car Lease and Maintenance(b) ($)	Other(c) ($)	Total ($)
Eric P. Hansotia	15,197	14,850	14,229	38,026	320,112	402,414
Damon J. Audia	—	132,341	5,480	6,628	14,099	158,548
Robert B. Crain	15,197	14,850	12,660	17,869	924	61,500
Torsten R.W. Dehner	—	—	—	39,946	2,263	42,209
Luis F.S. Felli	—	29,109	—	37,831	57,690	124,630
(a)These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.
(b)These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs.
(c)In 2023, in accordance with his employment contract, Mr. Hansotia used the corporate aircraft for personal use for an aggregate of approximately 53 hours (reflecting approximately 3 hours of personal use carried over from 2022) for an aggregate incremental cost of $320,035. Incremental cost for corporate aircraft includes, calculated on a per hour basis, (1) fuel and oil, (2) travel, lodging and other crew expenses, (3) landing, parking, flight planning, customs and similar fees, (4) deadhead and positioning costs, (5) catering costs, (6) maintenance (when not considered a fixed cost), and (7) other similar costs. Since our aircraft is used predominately for business travel, incremental costs exclude fixed costs such as depreciation, crew compensation, hangar rent and insurance. Also included in Mr. Hansotia’s “Other” column is a de minimis amount for home office expenses. The amount for Mr. Crain includes commercial airfare related to attendance by Mr. Crain’s wife at a business-related event — $924. The amount for Mr. Dehner includes commercial airfare-related costs related to attendance by Mr. Dehner’s wife at a business-related event — $2,263. The amount for Mr. Audia includes commercial airfare-related costs related to attendance by Mr. Audia’s significant other at a business related event — $825, relocation expenses and related costs of $13,135, and a de minimis amount for home office expenses. The amount for Mr. Felli includes a local bonus for $39,135, a Merchant’s Day payment related to a collective agreement for $2,687, paid vacation for $13,436, and food vouchers for $2,432.
(7)Amounts that were paid in a local currency for Messrs. Dehner and Felli were converted into US dollars from Swiss francs and Brazilian reals, respectively, using 2023 foreign exchange rates.
56     AGCO Corp.

2023 Grants of Plan-Based Awards
In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes the awards under the Company’s AIP Plan, as well as PSP awards and RSUs under the LTI Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold,” “Target” and “Maximum” columns reflect the range of estimated payouts under the AIP Plan and the range of number of shares to be awarded under the PSP. In the second-to-last column, we report the number of shares of common stock underlying RSUs granted in the year. In the last column, we report the aggregate ASC 718 grant date fair value of all stock awards made in 2023.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#))	Grant Date Fair Value of Stock Awards ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Eric P. Hansotia	AIP		987,500	1,975,000	3,950,000
	PSP	1/30/23				13,147	39,440	78,880		5,688,826
	RSU	1/30/23							26,293	3,563,430
Damon J. Audia	AIP		357,000	714,000	1,428,000
	PSP	1/30/23				1,713	5,138	10,276		741,105
	RSU	1/30/23							3,425	464,182
Robert B. Crain	AIP		272,694	545,387	1,090,775
	PSP	1/30/23				1,370	4,110	8,220		592,826
	RSU	1/30/23							2,740	371,346
Torsten R.W. Dehner	AIP		255,894	511,787	1,023,575
	PSP	1/30/23				1,370	4,110	8,220		592,826
	RSU	1/30/23							2,740	371,346
Luis F.S. Felli	AIP		$235,804	$471,608	$943,216
	PSP	1/30/23				1,370	4,110	8,220		592,826
	RSU	1/30/23							2,740	371,346
(1)Amounts included in the table above represent the potential payout levels related to corporate objectives for the fiscal year 2023 under the Company’s AIP, described in more detail in the Compensation Discussion and Analysis above. These awards were paid on February 28, 2024. Refer to Note 4 of the 2023 Summary Compensation Table.
(2)PSP awards vest based on the attainment of revenue growth and RONA over a three-year period, subject to a total shareholder return modifier. The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance are reached for the PSP awards granted in 2023 under the LTI Plan.
(3)Amounts represent RSUs, which vest in equal annual installments on the first three anniversaries of the date of grant.
2024 Proxy Statement     57

Outstanding Equity Awards at Year-End 2023
The following table provides information concerning unexercised SSARs and stock (including RSUs and PSP awards) that have not been earned or vested for each NEO and is outstanding as of the end of the Company’s most recently completed year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For SSAR awards, the table discloses the exercise price and the expiration date. For stock-based awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

		SSAR Awards					Stock Awards
Name	Year of Grant	Number of Securities Underlying Unexercised SSARs Exercisable (#)	Number of Securities Underlying Unexercised SSARs Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SSARs (#)	SSAR Exercise Price ($)	SSAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Value Realized on Vesting(5) ($)
Eric P. Hansotia	2018	1,250	—	—	73.14	1/23/2025	—	—	—	—
	2019	9,300	—	—	62.85	1/22/2026	—	—	—	—
	2020	6,500	3,250	—	72.74	1/22/2027	—	—	—	—
	2021	—	—	—	—	—	7,792	946,027	—	—
	2022	—	—	—	—	—	14,630	1,776,228	65,834	7,992,906
	2022	—	—	—	—	—	5,626	683,053	25,320	3,074,101
	2023	—	—	—	—	—	26,293	3,192,233	78,880	9,576,821
Damon J. Audia	2022	—	—	—	—	—	2,198	266,859	9,896	1,201,473
	2022	—	—	—	—	—	16,075	1,951,666	—	—
	2023	—	—	—	—	—	3,425	415,829	10,276	1,247,609
Robert B. Crain	2020	—	2,550	—	72.74	1/22/2027	—	—	—	—
	2021	—	—	—	—	—	1,093	132,701	—	—
	2022	—	—	—	—	—	2,111	256,297	9,500	1,153,395
	2023	—	—	—	0	—	2,740	332,663	8,220	997,990
Torsten R.W. Dehner	2020	2,550	2,550	—	72.74	1/22/2027	—	—	—	—
	2021	—	—	—	—	—	1,093	132,701	—	—
	2022	—	—	—	—	—	2,111	256,297	9,500	1,153,395
	2023	—	—	—	—	—	2,740	332,663	8,220	997,990
Luis F.S. Felli	2020	—	2,550	—	72.74	1/22/2027	—	—	—	—
	2021	—	—	—	—	—	1,093	132,701	—	—
	2022	—	—	—	—	—	2,111	256,297	9,500	1,153,395
	2023	—	—	—	—	—	2,740	332,663	8,220	997,990
(1)SSAR awards vest ratably, or 25% annually, over four years beginning from the date of grant, which was January 23, 2018 for the 2018 grants, January 22, 2019 for the 2019 grants, and January 22, 2020 for the 2020 grants. There were no SSARs awarded in 2021, 2022 or 2023.
(2)The 2021, 2022, and 2023 RSU awards vest in equal installments over three years on the applicable anniversaries of the grant date, which was 1/20/2021 for the 2021 grants, 1/20/2022 for the 2022 grants (other than the grant of 5,626 RSUs granted to Mr. Hansotia and both of the 2022 awards granted to Mr. Audia, each of which were granted on 7/13/2022) and 1/30/2023 for the 2023 grants.
(3)The market value of RSU awards that have not vested is based on the closing price of the Company’s common stock on December 29, 2023 (the last business day of 2023), which was $121.41.
(4)The amounts shown represent the number of shares awarded but unearned at “maximum” level of performance under the PSP in January 2022 and January 2023, respectively. The actual amounts that will be earned under the PSP are dependent upon the achievement of pre-established performance goals during the respective performance cycles. The pre-established performance goals related to the 2022 and 2023 PSP grants were achieved above the “target” level of performance; however, the award is subject to
58     AGCO Corp.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2022
further vesting periods and future actual levels of performance achieved for unearned one-year performance cycles with the ultimate award that is earned determined based upon the average of the three annual percentages.
(5)Based on the closing price of the Company’s common stock on December 29, 2023 (the last business day of 2023), which was $121.41.
2024 Proxy Statement     59

SSAR Exercises and Stock Vested in 2023
The following table provides information concerning exercises of SSARs and vesting of stock awards including time-based restricted stock units and PSP awards during the most recently completed year for each of the NEOs. The table reports the number of securities acquired upon exercise of SSARs, the aggregate dollar value realized upon exercise of SSARs, the number of shares of stock that have vested and the aggregate dollar value realized upon such vesting.

	SSAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Eric P. Hansotia	—	—	51,433	10,219,544
Damon J. Audia	—	—	6,704	1,617,523
Robert B. Crain	4,200	1,057,635	7,497	1,727,892
Torsten R.W. Dehner	—	—	9,370	1,727,892
Luis F.S. Felli	2,625	500,616	10,006	1,727,892
(1)The number of shares acquired on exercise of SSARs is computed by dividing the “Value Realized on Exercise” by the market price of the underlying securities at exercise. The number of shares acquired upon exercise includes the following shares withheld for income tax purposes: Mr. Crain — 3,453 shares and Mr. Felli — 997 shares.
(2)The dollar amount realized upon exercise is computed by multiplying the number of SSARs exercised times the difference between the market price of the underlying securities at exercise and the exercise price of the SSARs.
(3)Shares withheld for income tax purposes related to stock vested were as follows: Mr. Hansotia — 31,732 shares, Mr. Audia — 5,112 shares, Mr. Crain — 6,310 shares, Mr. Dehner — 4,437 shares, and Mr. Felli — 3,801 shares.
60     AGCO Corp.

Pension Benefits
The “2023 Pension Benefits Table” provides further details regarding the executive officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2023 Summary Compensation Table” and the “2023 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with ASC Topic 715, “Compensation – Retirement Benefits,” on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.
EXECUTIVE NONQUALIFIED PENSION PLAN
Only executives promoted or hired prior to August 1, 2015 participate in the ENPP, and executives promoted or hired on or after August 1, 2015 participate in the Executive Nonqualified Defined Contribution Plan. In 2021, the ENPP was “frozen” and further salary benefit accruals under the ENPP will end on December 31, 2024. In addition, the lifetime annuity feature was terminated for all participants who had not yet retired. Subsequent to December 31, 2024, the remaining participants in the ENPP will retain any vested ENPP benefits but otherwise will transition to the Executive Nonqualified Defined Contribution Plan.
The ENPP provides the Company’s eligible executives with retirement income for a period of 15 years based on a percentage of their final average compensation, including base salary and annual incentive bonus, reduced by the executive’s social security benefits and Company 401(k) Savings Plan benefits attributable to employer matching contributions. In addition, for executives who reached age 65 prior to or in 2021, executives who remain with AGCO until age 65 will have their benefits continue as a lifetime annuity after the 15-year post-retirement period ends (i.e., at age 80). The ENPP balances are invested in funds selected by the Company and not at the option of the eligible executive.
The key provisions of the ENPP are as follows:
Monthly Benefit. Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO 401(k) Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions (at the maximum level) and earnings thereon, and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.
Final Average Monthly Compensation. The final average monthly compensation is the average of the three years of base salary and annual cash incentive payments under the AIP Plan paid to the executive during the three years in which such sum was the highest from among the ten years prior to his or her death, termination or retirement, divided by 12.
Vesting. Executives become vested after meeting all three of the following requirements: (i) turn age 50; (ii) completing ten years of service with the Company; and (iii) achieving five years of participation in the ENPP. An executive must (i) remain with the Company until age 65 (and must reach age 65 by December 31, 2022), (ii) have at least ten years of service (five years must include participation in the ENPP), and (iii) have a separation from service with the Company or an applicable affiliate or die prior to December 31, 2022 (at which point, executive must be fully vested in the ENPP pursuant to the previous sentence), to vest in the life annuity portion of this benefit that begins at age 80. Alternatively, all participants will become vested in the plan in the event of a change of control, as defined in the ENPP.
Early Retirement Benefits. Executives do not receive benefits under the ENPP prior to normal retirement age, other than in the case of a change in control, at which time the executive would fully vest in his or her accrued benefit and annuity, as determined on the date of the change in control, subject to continued employment through the change in control.
2024 Proxy Statement     61

PENSION BENEFITS
EXECUTIVE NONQUALIFIED DEFINED CONTRIBUTION PLAN
The Company maintains an Executive Nonqualified Defined Contribution Plan with respect to which it makes contributions for certain senior U.S.-based executives. Executives who currently participate in the ENPP will transition to the Executive Nonqualified Defined Contribution Plan in 2025 in connection with the freeze of the ENPP. Mr. Audia was the only NEO who participated in the Executive Nonqualified Defined Contribution Plan during 2023. For participating Vice Presidents and Senior Vice Presidents, we annually contribute 10% of the executive officer’s salary plus his or her annual incentive compensation, less any contributions made during the year with respect to the AGCO 401(k) plan, to AGCO’s Executive Nonqualified Defined Contribution Plan. For the Chief Executive Officer, the annual contribution percentage is 15%, similarly adjusted. The Executive Nonqualified Defined Contribution Plan balances are invested in funds selected by the Company and not at the option of the eligible executive.

	Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE(4)
Eric P. Hansotia	N/A	N/A	N/A	N/A	N/A	N/A
Damon J. Audia	Nonqualified Defined Contribution Plan	N/A	$117,491	$1,240	$—	$153,731
Robert B. Crain	N/A	N/A	N/A	N/A	N/A	N/A
Torsten R.W. Dehner	N/A	N/A	N/A	N/A	N/A	N/A
Luis F.S. Felli	N/A	N/A	N/A	N/A	N/A	N/A
(1)Named Executive Officers do not contribute to the Nonqualified Defined Contribution Plan.
(2)The Company contributions shown are included in the "All Other Compensation" column of the 2023 Summary Compensation Table for Mr. Audia. The 2023 contributions were not made until 2024, and the aggregate balance at last FYE includes the balance as of 12/31/2023, plus the addition of the 2023 company contributions.
(3)The aggregate earnings represent deemed investment earnings or losses from the Company contributions. AGCO’s Executive Nonqualified Defined Contribution Plan does not guarantee a return on deferred amounts. For this plan, no amounts included in this column are reported in the 2023 Summary Compensation Table because the plan does not provide for above-market or preferential earnings.
(4)The amounts listed in this column include a prior year Company contribution of $35,000 to Mr. Audia’s account, which was reported in the Summary Compensation Table in a prior year.
SWISS LIFE COLLECTIVE BVG FOUNDATION
The Swiss Life Collective BVG Foundation (BVG) operates a pension fund in Switzerland, in which Mr. Dehner is a participant. The BVG ensures the plan meets at least the mandated requirements for minimum pension benefits in Switzerland. This plan is a cash balance formula, with contributions made both by the Company and Mr. Dehner. Mr. Dehner’s total account balance represents contributions and interest made by the Company, as well as from his prior employers. The amounts shown in the tables throughout this proxy reflect the portion of account balance attributable to contributions made while employed by the Company.
The key provisions of the BVG plan are as follows:
Retirement benefit. Upon retirement, Mr. Dehner will receive the value of his cash balance account. He may elect to receive their benefit as a lump sum or as an annuity. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.
Pay credits. Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

Age	Credit as a percentage of pay (paid by the Company)	Credit (category “SVP & above”) as a percentage of pay (paid by employee)
25-34	5.5%	2.5%
35-44	7.5%	3.5%
45-54	11.5%	4.5%
55-65	13.5%	5.5%
Pensionable pay. Payable at the annual rate of base pay and bonus.
Normal retirement age. Age 65 (as in accordance with Swiss law).
62     AGCO Corp.

PENSION BENEFITS
Early retirement benefits. Participants may elect to retire from the age of 58. Annuity benefits are converted using reduced actuarial equivalence conversion factors.
Vesting. 100% vested (i.e., should Mr. Dehner leave the Company, he will receive the amount accumulated in the capital plan at that time).
2024 Proxy Statement     63

2023 Pension Benefits Table

		Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Year
Name	Plan Name	(#)	($)	($)
Eric P. Hansotia	AGCO Executive Nonqualified Pension Plan	10.50	6,242,669	—
Damon J. Audia(2)	N/A	N/A	N/A	N/A
Robert B. Crain	AGCO Executive Nonqualified Pension Plan	18.00	7,669,033	—
Torsten R.W. Dehner	Swiss Life Collective BVG Foundation	13.08	1,324,938	—
Luis F.S. Felli(3)	N/A	N/A	N/A	N/A
(1)Based on plan provisions in effect as of December 31, 2023. The executive officers’ pension plan will provide a monthly annuity benefit upon retirement, as described under header “Executive Nonqualified Pension Plan.” The values shown in this column are the estimated lump sum value today of the monthly benefits they will receive in the future (based on their current salary and service, as well as the assumptions and methods prescribed by the SEC), computed as the same pension plan measurement date used for our Annual Report on Form 10-K for the year ended December 31, 2023; see Note 20. These values are not the monthly or annual benefits that the applicable executive would receive.
(2)Mr. Audia is not a participant in any AGCO pension plan.
(3)Mr. Felli did not participate in any defined benefit pension programs sponsored by the Company as of December 31, 2023. Mr. Felli continues to participate in a defined contribution plan that is broadly available to other employees in Brazil. This plan provides a 100% match on contributions up to a maximum of 6% of pay, plus the potential for catch-up contributions. In 2023, AGCO contributed USD 29,109 (BRL 145,313) to Mr. Felli’s defined contribution plan account.
Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings, changes in plan provisions and the assumptions used to determine the present value, such as the discount rate. For 2023, the discount rate assumption used to determine the actuarial present value of accumulated pension benefits was lower than in 2022. The Company cautions that the values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table, as well as the amounts above in the Present Value of Accumulated Benefit column, are theoretical as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable fiscal years. The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that an NEO will actually accrue or receive under the Company’s retirement plans during any given year.
64     AGCO Corp.

Other Potential
Post-Employment Payments
Each NEO’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events.
The table below and its accompanying footnotes provide specific detail on the post-employment compensation each NEO is entitled to in the event of certain employment termination events assuming termination on the last day of the prior year (December 31, 2023).

Executive / Termination Scenario(1)	Severance	Bonus	Vesting of Equity	Benefits	Retirement Benefits		Death Benefit	Disability Benefit	280G Tax Gross-Up	Estimated Total
Eric P. Hansotia
Change in Control(2)(3)(4)	$15,248,250	$3,732,750	$27,399,668	$168,265	$5,889,293	(11)	$—	$—	$—	$52,438,226
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$998,207	(11)	$—	$—	$—	$998,207
Retirement(5)	$—	$—	$13,797,498	$—	$—		$—	$—	$—	$13,797,498
Death(6)	$337,500	$3,732,750	$13,797,498	$—	$998,207	(11)	$8,100,000	$—	$—	$26,965,955
Disability(7)	$—	$3,732,750	$13,797,498	$—	$998,207	(11)	$—	$3,072,600	$—	$21,601,055
Involuntary With Cause	$—	$—	$—	$—	$998,207	(11)	$—	$—	$—	$998,207
Involuntary Without Cause or Good Reason Resignation(8)	$8,678,660	$3,732,750	$—	$—	$998,207	(11)	$—	$—	$—	$13,409,617
Damon J. Audia
Change in Control(2)(3)(4)	$3,400,866	$1,349,460	$5,300,234	$122,733	$—		$—	$—	$—	$10,173,293
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$—		$—	$—	$—	$—
Retirement(5)	$—	$—	$1,422,197	$—	$—		$—	$—	$—	$1,422,197
Death(6)	$240,333	$1,349,460	$1,422,197	$—	$—		$4,326,000	$—	$—	$7,337,990
Disability(7)	$—	$1,349,460	$1,422,197	$—	$—		$—	$817,800		$3,589,457
Involuntary With Cause	$—	$—	$—	$—	$—		$—	$—	$—	$—
Involuntary Without Cause or Good Reason Resignation(8)	$721,000	$1,349,460	$—	$18,995	$—		$—	$—	$—	$2,089,455
2024 Proxy Statement     65

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Executive / Termination Scenario(1)	Severance	Bonus	Vesting of Equity	Benefits	Retirement Benefits		Death Benefit	Disability Benefit	280G Tax Gross-Up	Estimated Total
Robert B. Crain
Change in Control(2)(3)(4)	$3,095,922	$1,030,782	$2,997,195	$143,516	$7,508,360	(9)	$—	$—	$—	$14,775,775
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$757,215	(9)	$—	$—	$—	$757,215
Retirement(5)	$—	$—	$1,597,459	$—	$—		$—	$—	$—	$1,597,459
Death(6)	$151,497	$1,030,782	$1,597,459	$—	$757,215	(9)	$3,635,916	$—	$—	$7,172,869
Disability(7)	$—	$1,030,782	$1,597,459	$—	$757,215	(9)	$—	$981,000	$—	$4,366,456
Involuntary With Cause	$—	$—	$—	$—	$757,215	(9)	$—	$—	$—	$757,215
Involuntary Without Cause or Good Reason Resignation(8)	$605,986	$1,030,782	$—	$—	$757,215	(9)	$—	$—	$—	$2,393,983
Torsten R.W. Dehner
Change in Control(2)(3)(4)	$2,906,100	$1,032,031	$2,997,195	$—	$1,401,316	(10)	$—	$—	$—	$8,336,642
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$1,401,316	(10)	$—	$—	$—	$1,401,316
Retirement(5)	$—	$—	$1,597,459	$—	$—		$—	$—	$—	$1,597,459
Death(6)	$143,098	$1,032,031	$1,597,459	$—	$3,691,876	(10)	$—	$—	$—	$6,464,464
Disability(7)	$—	$1,032,031	$1,597,459	$—	$343,584	(10)	$—	$—	$—	$2,973,074
Involuntary With Cause	$—	$—	$—	$—	$1,401,316	(10)	$—	$—	$—	$1,401,316
Involuntary Without Cause or Good Reason Resignation(8)	$572,394	$1,032,031	$—	$—	$1,401,316	(10)	$—	$—	$—	$3,005,741
Luis F.S. Felli
Change in Control(2)(3)(4)	1,268,276	916,717	2,997,195	—	—		—	—	—	5,182,188
Voluntary Termination Without Good Reason	—	—	—	—	—		—	—	—	—
Retirement(5)	—	—	1,597,459	—	—		—	—	—	1,597,459
Death(6)	131,002	916,717	1,597,459	—	—		—	—	—	2,645,178
Disability(7)	—	916,717	1,597,459	—	—		—	—	—	2,514,176
Involuntary With Cause	—	—	—	—	—		—	—	—	—
Involuntary Without Cause or Good Reason Resignation(8)	—	916,717	—	—	—		—	—	—	916,717
(1)All termination scenarios assume termination occurred on December 31, 2023, and a stock price of $121.42, which was the closing price of the Company’s common stock on December 29, 2023 (the last business day of 2023).
The employment agreements with executives generally contain certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant.
(2)Upon termination within two years following a change of control, the following provisions apply to each of the NEOs:
•Mr. Hansotia would receive a lump sum payment equal to (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to three times the three-year average of his respective annual bonus received during the prior two completed years and the current year’s trend, payable in a lump sum. He would continue to receive life insurance and health benefits during a three-year period. Mr. Hansotia no longer has a right to an excise tax gross-up.
•Messrs. Audia, Crain and Dehner would receive a lump sum payment equal to (i) two times base salary in effect at the time of termination, (ii) a pro-rata portion of bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three-year average of the NEO’s awards received during the prior two completed years and the current year’s trend. Each of the NEOs would continue to receive life insurance, disability and healthcare benefits during a two-year period. Mr. Felli would receive payment equal to (i) one times base salary in effect at the time of termination, (ii) a pro-rated portion of bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to one time the three-year average of awards received during the prior two completed years and the current year’s trend. Mr. Crain is entitled to receive a gross-up for excise taxes due on any of the change of control payments described above; no other NEO has this entitlement. Based on our 280G change-in-control calculation, Mr. Crain’s payments would not trigger an excise tax.
•Messrs. Crain and Hansotia would receive their ENPP retirement benefit payable as a lump sum. This lump sum is calculated in a similar fashion as values disclosed in the Pension Benefits Table, except it is determined based on the plan’s actuarial equivalence definition rather than the SEC prescribed assumptions. In the case of Messrs. Audia and Crain, the payment shall be made in a lump sum. In the case of Mr. Dehner, the portion attributable to base salary will be paid in three installments and the remainder will be paid in a lump sum. There is no enhancement to their pension benefit amount in the event of a change in control other than immediate vesting of the benefit.
66     AGCO Corp.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
(3)All outstanding unvested equity awards are subject to a “double trigger” whereby accelerated vesting is contingent on a change in control and either qualifying termination of employment (as a result of death, disability or retirement, or by the Company without “good cause” or by the executive for “good reason”) or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants. In addition, if the equity grants are assumed on a change in control but then the NEO has a qualifying termination within two years of the change in control, (a) RSUs will vest on a pro rata basis, (b) PSPs would have by their terms been converted into time-based RSUs upon the change in control (based on the greater of target or actual performance) and will vest pro rate, and (c) SSARs will vest in full on death or disability and pro rata on another type of qualifying termination, in each case, within two years of a change in control.
(4)In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change in control, in accordance with the terms of the ENPP. The difference between the “Retirement Benefits” values shown in the table above from the ENPP and the value shown in the “2023 Pension Benefits Table” is due to the fact that the interest and mortality assumptions prescribed by the ENPP in the event of a change of control are different from the assumptions used in the actuarial valuation. There is no enhancement to the benefit amount under a change of control other than immediate vesting of the benefit.
(5)Mr. Crain and Mr. Hansotia are vested in their ENPP benefit, but were not eligible to commence their benefits as of December 31, 2023. Equity will vest in the same manner as upon death or disability, as described in the notes 9 and 11 below.
(6)Upon death, the following provisions apply to each of the NEOs:
•The estate would receive the executive’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to the executive through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.
•The RSUs that would have vested in the twelve-month period following the NEO’s death will accelerate and vest.
•PSP awards remain outstanding and subject to pro-rata vesting at the end of the performance period, based on actual performance. There is no economic benefit represented in the chart above to reflect this treatment.
(7)Upon disability, the following provisions apply to each of the NEOs:
•Each of the NEOs would receive all sums otherwise payable to them by the Company through the date of disability, including the pro-rata portion of the bonus earned. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability.
•The RSUs that would have vested in the twelve-month period following the NEO’s death will accelerate and vest.
•PSP awards remain outstanding and subject to pro-rata vesting at the end of the performance period, based on actual performance. There is no economic benefit represented in the chart above to reflect this treatment.
(8)If employment is terminated without cause or if the executive voluntarily resigns with good reason (not in connection with a change in control), the following provisions apply to each of the NEOs:
•Messrs. Audia, Crain and Dehner, each would receive (i) their base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if they had remained employed with the Company and (ii) a pro-rata portion of their bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. Life insurance benefits are continued for Messrrs. Audia and Crain for the duration of the severance period; each NEO would also receive up to eighteen months of COBRA coverage at active employee rates.
•Mr. Felli, he would be entitled to severance benefits foreseen in the applicable labor law (Brazil) at the date of termination.
•Mr. Hansotia, he would receive (i) his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company, (ii) a bonus equal to two times the three-year average of his awards received during the prior two completed years and the current year’s trend, payable in a lump sum, and (iii) continued life insurance benefits and up to eighteen months COBRA coverage at active employee rates.
(9)Mr. Crain is currently vested in his ENPP retirement benefit. In the event of Mr. Crain’s termination within two years of a change of control, he would receive a $7,508,360 lump sum payment on the first day of the seventh month following his termination (or earlier in the event of termination as a result of Mr. Crain’s death). In the event of his termination not within two years of a change in control, he would receive a $757,215 annual annuity for 15 years beginning at age 65. The present value of this annuity equals the benefits disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. There is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2023.
(10)In the event of Mr. Dehner’s termination due to a change of control, he would receive a $1,401,316 lump sum payment from his retirement plan. In the event of his termination due to death, he would receive a $3,691,876 lump sum payment. In the event of his termination due to disability, he would receive a $343,584 annual annuity until age 65. In the event of his termination due to any other cause, he would receive a lump sum payment of $1,401,316, which corresponds to his vested benefits as per December 31, 2023.
(11)Mr. Hansotia is currently vested in his ENPP retirement benefit. In the event of Mr. Hansotia’s termination within two years of a change of control, he would receive a $5,889,293 lump sum payment on the first day of the seventh month following his termination (or earlier in the event of termination as a result of Mr. Hansotia’s death). In the event of his termination not within two years of a change in control, he would receive a $998,207 annual annuity for 15 years beginning at age 65. The present value of this annuity equals the benefits disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. There is no enhancement that would be added to his pension benefit if he had been terminated in the event of his termination due to any other cause on December 31, 2023.
2024 Proxy Statement     67

Pay Versus Performance

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEO ($)(1)	Average Compensation Actually Paid to Non-PEO NEO ($)(1)	Total Shareholder Return(1)	Peer Group Total Shareholder Return(1)	Net Income ($)(1)	Company-Selected Measure (Adjusted Operating Margin) (%)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023(3)	$17,271,266	$17,672,602	$3,122,065	$3,402,833	$180.19	$119.43	$1,171.4	12.0%
2022(3)	13,350,453	25,100,778	3,122,828	4,771,244	195.59	130.62	889.6	10.3%
2021(3)	11,181,748	11,598,468	2,857,547	2,484,180	156.50	142.11	897.0	9.1%
2020(3)	13,852,298	14,460,470	4,375,062	5,958,183	134.77	114.59	427.1	7.0%
(1)All balances are whole numbers except for net income, which are in millions.
(2)Adjusted operating margin is a non-GAAP measure, and a reconciliation is provided to the closest U.S. GAAP measure in the appendix at the end of this proxy statement.
(3)Martin H. Richenhagen was the Company’s PEO for the year ended December 31, 2020. Eric P. Hansotia was the Company’s PEO for the years ended December 31, 2021, 2022 and 2023. The individuals comprising the Non-PEO NEOs for each year presented are noted below:
•2023 - Damon J. Audia, Robert B. Crain, Torsten R.W. Dehner and Luis F.S. Felli
•2022 - Damon J. Audia, Andrew H. Beck, Robert B. Crain, Torsten R.W. Dehner and Hans-Bernd Veltmaat
•2021 - Andrew H. Beck, Robert B. Crain, Torsten R.W. Dehner and Hans-Bernd Veltmaat
•2020 - Andrew H. Beck, Robert B. Crain, Eric P. Hansotia and Hans-Bernd Veltmaat

	PEO	OTHER NEOS
Prior FYE Current FYE Fiscal Year	12/31/2022 12/31/2023 2023	12/31/2022 12/31/2023 2023
SCT Total	$17,271,266	$3,122,065
- Change in Pension Value in SCT	(2,567,180)	(77,816)
+ Pension Service Cost	521,890	142,249
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(9,252,255)	(1,024,451)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	12,863,580	1,424,318
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(1,797,424)	(290,445)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	632,725	106,913
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—
Compensation Actually Paid	$17,672,602	$3,402,833
68     AGCO Corp.

PAY VERSUS PERFORMANCE
Listed below are the three performance measures for AGCO that we consider to be the most important for driving long-term returns for our stockholders. Adjusted operating margin and return on net assets (RONA) are both goals under our annual incentive awards and are more fully discussed under “Compensation Discussion & Analysis – Description of Performance Measures.” Revenue and RONA are both goals for the performance-based awards under our long-term incentive plan. Over time we have considered different performance measures to be the most important, and we would expect them to change in the future as well.

Most Important Company Performance Measures for Determining NEO Compensation
Adjusted operating margin(1)
RONA(1)
Revenue growth
(1)Adjusted operating margin and RONA are non-GAAP measures, and a reconciliation is provided to the closest U.S. GAAP measure in the appendix at the end of this proxy statement.
RELATIONSHIPS WITH CERTAIN PERFORMANCE MEASURES
Described below are the relationships between certain performance measures and the compensation summarized above:
Cumulative Total Shareholder Return. For the four years summarized above, cumulative shareholder return was 180.19%. This compares to a decrease in compensation actually paid to our PEO from 2022 to 2023 of $7,428,176 (or 29.6%), an increase in compensation actually paid to our PEO from 2021 to 2022 of $13,502,310 (or 116.4%) and a decrease in compensation actually paid to our PEO from 2020 to 2021 of 2,862,002 (or 19.8%). Similarly, it compares to a decrease in average compensation actually paid to our other NEOs from 2022 to 2023 of $1,368,411 (or 28.7%), an increase in average compensation actually paid to our other NEOs of $2,287,064 (or 92.1%) from 2021 to 2022 and a decrease in average compensation actually paid to our other NEOs of 3,474,003 (or 58.3%) from 2020 to 2021. The decreases from 2022 to 2023 largely reflect a decrease in the fair value of equity awards. The increases from 2021 to 2022 largely reflect the increase in cumulative shareholder return and the corresponding increase in the fair value of equity awards and the decreases from 2020 to 2021 largely reflect a decrease in the fair value of equity awards. These comparisons are impacted by the timing and share prices at the time of awards, the performance goals that were embedded in those awards and the Company’s financial performance during the relevant periods, as well as the share prices at the times that fair value were determined. During the 2020 to 2023 four-year period, the cumulative shareholder return of the Company’s peer group was 119.43%. The difference between peer group performance and the Company’s largely is attributable to the Company’s improved adjusted operating margin combined with strong performance generally for the agricultural equipment industry.
Net Income. During the four years summarized above, the Company’s net income increased by $281.8 million (or 31.7%) between 2022 and 2023, decreased by $7.4 million (or 0.8%) between 2021 and 2022 and increased by 469.9 million (or 110.0%) between 2020 and 2021. A discussion of the factors that impacted net income is contained in our Form 10-K for the year ended December 31, 2023. Actual compensation paid to and earned by our PEO and other NEOs and the primary reasons for changes between years are described above. As a percentage of net income, our PEO and the average NEO’s compensation actually paid decreased from 2022 to 2023, increased from 2021 to 2022 and decreased from 2020 to 2021.
Company Selected Measure. The Company selected measure is adjusted operating margin. As discussed under “Compensation Discussion & Analysis – Description of Performance Measures,” this measure links to earnings and is key to increasing performance and stockholder value. This measure increased by 1.7 percentage points from 2022 to 2023, 1.2 percentage points from 2021 to 2022 and 2.1 percentage points from 2020 to 2021. We believe that total shareholder return for these periods compared to that of our peer group is a product of the increases in this measure, although there were other influences as well.
2024 Proxy Statement     69

2023 CEO Pay Ratio
Our analysis began by determining that we had approximately 28,800 employees as of a December 31, 2023 determination date, including interns, apprentices, and part-time and seasonal employees. Although in prior years we used December 1 as our determination date, we changed the date to December 31 for 2023 as it was more administratively practicable. Although permitted by the SEC, we did not use the 5% de Minimis rule to exclude or eliminate any employee group. We converted all cash compensation paid in foreign currency into U.S. dollars based upon the December 31, 2023 year-end exchange rates. Based on our consistently applied compensation measure of actual total cash compensation, we initially identified a non-U.S. median employee that had anomalous compensation characteristics. Therefore, we selected as our median employee a U.S.-based employee with substantially similar compensation to that of the non-U.S. employee. The median employee’s total 2023 compensation, as determined in a manner consistent with our Summary Compensation Table, was $54,822, and the CEO’s was $17,271,266.
Based on this methodology, we estimate the ratio of CEO pay to median employee pay is 315:1.

THE FOLLOWING REPORTS OF THE TALENT AND COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.
70     AGCO Corp.

Talent and Compensation Committee Report
The Talent and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Talent and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.
Commencing in 2020, the Talent and Compensation Committee engaged Korn Ferry to serve as its independent compensation adviser to advise management and the Talent and Compensation Committee with respect to the Company’s compensation programs and to undertake various related studies and projects. During 2023, the Talent and Compensation Committee evaluated Korn Ferry’s independence pursuant to SEC and NYSE requirements and determined that no conflicts of interest arose from the work to be performed by Korn Ferry.
The aggregate fees billed by Korn Ferry for consulting services rendered to the Talent and Compensation Committee during 2023 related to the recommendation of the amount or form of executive and director compensation were approximately $296,750. The total amount of fees paid by the Company to Korn Ferry in 2023 for all other services, excluding Talent and Compensation Committee services, was approximately $427,894. These other services primarily related to executive search fees and job pricing efforts. The Talent and Compensation Committee recommended and approved the provision of these additional services to the Company by Korn Ferry.
The foregoing report is submitted by the Talent and Compensation Committee of the Board.
Suzanne P. Clark, Chair
Sondra L. Barbour
David Sagehorn
Matthew Tsien
2024 Proxy Statement     71

Audit Committee Report
To the Board of Directors:
The Audit Committee consists of the following members of the Board: Sondra L. Barbour (Chair), George E. Minnich, David Sagehorn and Matthew Tsien. Each of the members is “independent” as defined by the NYSE and SEC.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.
We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2023 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2023.
We have discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the U.S. Securities and Exchange Commission.
We have received and reviewed the written disclosures from KPMG LLP required by NYSE listing standards and the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm’s communications with the Audit Committee and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
We also have considered whether the professional services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, is compatible with maintaining KPMG LLP’s independence.
Based on the reviews and discussions referred to above, we recommended to the Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
The foregoing report has been furnished by the Audit Committee of the Board.
Sondra L. Barbour, Chair
George E. Minnich
David Sagehorn
Matthew Tsien
72     AGCO Corp.

AUDIT COMMITTEE REPORT
AUDIT FEES
The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2023 and 2022, the audit of the Company’s internal control over financial reporting for 2023 and 2022, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q and Form 8-K during such years were approximately $7,873,000 and $7,741,000, respectively.
AUDIT-RELATED FEES
The aggregate fees billed by KPMG LLP for professional services rendered for 2023 and 2022 for audit-related fees were approximately $97,000 and $62,000, respectively. The amounts for 2023 and 2022 primarily represent fees for audits of employee benefit plans and required auditor certifications for various matters required in certain foreign jurisdictions.
TAX FEES
KPMG LLP did not provide any professional tax services during 2023 or 2022.
FINANCIAL AND OPERATIONAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries during 2023 or 2022.
ALL OTHER FEES OF KPMG LLP
KPMG LLP did not provide any other services during 2023 or 2022.
A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.
All of KPMG’s services and fees for services, whether audit or non-audit, are preapproved by the Audit Committee. In some instances services and fees initially are preapproved by the Chair of the Audit Committee and then re-approved subsequently by the Audit Committee. All services performed by KPMG LLP for 2023 were approved by the Chair of the Audit Committee and the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2024, subject to stockholder ratification. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.
2024 Proxy Statement     73

Certain Relationships and Related Party Transactions
The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount in which any director, executive officer, significant stockholder or certain other persons has or have a material interest.
Ms. Srinivasan, who is currently a member of the Company’s Board of Directors, is the Chairman and Managing Director of TAFE. The Company owns approximately 21% of TAFE’s outstanding shares. Through TAFE and TAFE Motors and Tractors Limited, Ms. Srinivasan is the beneficial owner of 12,150,152 shares of the Company’s common stock, not including shares of the Company’s common stock received by Ms. Srinivasan for service as a director. The Company received dividends of approximately $2.9 million from TAFE during 2023. Pursuant to various arrangements that are terminable upon notice, TAFE manufactures and sells Massey Ferguson branded equipment (primarily in India) and also supplies tractors and components to AGCO for sale in other markets. During 2023, the Company purchased approximately $171.6 million of tractors and components from TAFE and sold approximately $3.6 million of parts to TAFE.
The Company and TAFE are parties to a Letter Agreement regarding the current and future accumulation by TAFE of shares of our common stock and certain governance matters. The Letter Agreement expires on April 24, 2024. Pursuant to the Letter Agreement, TAFE has agreed not to (i) purchase in excess of 12,150,152 shares of our common stock, subject to certain adjustments; (ii) subject to its rights to make a non-public offer to acquire all or a part of the Company (or propose another transaction that would result in a change of control of the Company), form or act as part of a group with respect to the ownership or voting of our common stock or to otherwise grant a third-party a proxy or other voting rights with respect to our common stock owned by TAFE or its affiliates (other than to or at the request of the Company), provided that TAFE and its affiliates are expressly permitted to act as a group; or (iii) publicly announce its intention to commence, or commence, an offer to acquire all or part of our common stock.
During the term of the Letter Agreement, the Company has agreed to: (i) nominate a candidate proposed by TAFE for election to our Board of Directors at each annual meeting, as long as the collective beneficial ownership by TAFE and its affiliates is 5% or more of the then outstanding common stock of the Company, subject to certain adjustments and restrictions; and (ii) provide customary assistance to TAFE in selling its shares, including filing a registration statement with the SEC, if TAFE determines to dispose of any shares of our common stock in a public distribution.
The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 25, 2019.
74     AGCO Corp.

Annual Report to Stockholders
The Company’s 2023 Annual Report to its stockholders and Annual Report on Form 10-K for the year ended December 31, 2023, including consolidated financial statements, but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 15, 2024.
Annual Report on Form 10-K
We will provide without charge a copy of our Annual Report filed on Form 10-K for the year ended December 31, 2023, including the consolidated financial statements, on the written request of the beneficial owner of any shares of our common stock on March 15, 2024. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.
Independent Registered Public Accounting Firm
A representative of KPMG LLP, our independent registered public accounting firm for 2023, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for 2024, subject to stockholder ratification.
Stockholders’ Proposals
Any stockholder of the Company who wishes to present a proposal at the 2025 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 25, 2024; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2024 Annual Meeting, any stockholder who wishes to have a proposal included in our proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. We reserve the right to decline to include in our proxy statement any stockholder’s proposal which does not comply with the advance notice provisions of our By-Laws or the rules of the SEC for inclusion therein.
Any stockholder of the Company who wishes to present a proposal at the 2025 Annual Meeting of stockholders of the Company, but not have such proposal included in our proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 24, 2025 and no earlier than January 25, 2025 and otherwise in accordance with the advance notice provisions of our By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of our By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and must have given the Company notice of such proposal in written form meeting the requirements of our By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.
2024 Proxy Statement     75

Reconciliation of Non-GAAP Measures
The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the years ended December 31, 2023, 2022, 2021, 2020 and 2019 (in millions, except per share data).

	Years Ended December 31,
	2023			2022			2021
	Income from Operation (2)	Net Income(1)	Net Income per Share(1)(2)	Income from Operations	Net Income(1)(2)	Net Income per Share(1)(2)	Income from Operations	Net Income(1)	Net Income per Share(1)
As reported	$1,700.4	$1,171.4	$15.63	$1,265.4	$889.6	$11.87	$1,001.4	$897.0	$11.85
Impairment charges	4.1	4.1	0.05	36.0	23.8	0.32	—	—	—
Restructuring expenses	11.9	9.5	0.13	6.1	4.8	0.06	15.3	11.8	0.16
Gain on full acquisition of IAS joint venture	—	—	—	—	(3.4)	(0.05)	—	—	—
Write-down of investment in Russian finance joint venture	—	—	—	—	4.8	0.06	—	—	—
Transaction-related costs	16.0	11.8	0.16	—	—	—	—	—	—
Argentina currency devaluation impact	—	45.8	0.61	—	—	—	—	—	—
Divestiture-related foreign currency translation release	—	8.2	0.11	—	11.4	0.15	—	—	—
Deferred income tax adjustments	—	—	—	—	—	—	—	(123.4)	(1.63)
Discrete tax items	—	(85.9)	(1.15)	—	—	—	—	—	—
As adjusted	$1,732.3	$1,164.9	$15.55	$1,307.5	$930.9	$12.42	$1,016.7	$785.4	$10.38

	Years Ended December 31,
	2020			2019
	Income from Operations	Net Income(1)(2)	Net Income per Share(1)	Income from Operations	Net Income(1)(2)	Net Income per Share(1)(2)
As reported	$599.7	$427.1	$5.65	$348.1	$125.2	$1.63
Impairment charge - tillage joint venture	20.0	10.0	0.13	—	—	—
Goodwill impairment charge	—	—	—	176.6	176.6	2.29
Restructuring expenses	19.7	19.5	0.26	9.0	8.3	0.11
Deferred income tax adjustment	—	—	—	—	53.7	0.70
Swiss tax reform	—	—	—	—	(21.8)	(0.28)
Gain on sale of investment in affiliate	—	(32.5)	(0.43)	—	—	—
As adjusted	$639.4	$424.2	$5.61	$533.7	$341.9	$4.44
(1)Net income and net income per share amounts are after tax.
(2)Rounding may impact summation of amounts.
76     AGCO Corp.

RECONCILIATION OF NON-GAAP MEASURES
The following is a reconciliation of operating margin and adjusted operating margin for the years ended December 31, 2023 2022, and 2021 (in millions, except margin data):

	2023	2022	2021
Net sales	$14,412.4	$12,651.4	$11,138.3

Reported income from operations	1,700.4	1,265.4	1,001.4
Adjusted income from operations	1,732.3	1,307.5	1,016.7
Reported operating margin	11.8%	10.0%	9.0%
Adjusted operating margin	12.0%	10.3%	9.1%
The following is a reconciliation of net cash provided by operating activities to free cash flow for the years ended December 31, 2023 and 2022 (in millions):

	2023	2022
Net cash provided by operating activities	$1,103.1	$838.2
Less:
Purchases of property, plant and equipment	(518.1)	(388.3)
Free cash flow	$585.0	$449.9
The following table sets forth, for the year ended December 31, 2023, the impact to net sales of currency translation (in millions, except percentages):

Years ended December 31,			Change due to currency translation
2023	2022	% change from 2022	$	%
$14,412.4	$12,651.4	13.9%	13.0	0.1%
The following is a reconciliation of return on net assets (RONA) for the years ended December 31, 2023, 2022 and 2021 (in millions, except RONA data):

	Years Ended December 31,
	2023	2022	2021
Accounts receivable(1)	1,458.4	1,160.5	936.3
Inventory	3,440.7	3,189.7	2,593.7
Plant, property & equipment	1,920.9	1,591.2	1,464.8
Goodwill	1,333.4	1,310.8	1,280.8
Intangible assets	308.8	364.4	392.2
Accounts payable(2)	(1,164.2)	(1,356.0)	(1,049.4)
Accrued expenses	(2,903.8)	(2,271.3)	(2,062.2)
Total net assets	4,394.2	3,989.3	3,556.2

Income from operations	1,700.4	1,265.4	1,001.4
Restructuring expenses	11.9	6.1	15.3
Impairment charges	4.1	36.0	—
Transaction-related costs	16.0	—	—
Amortization of intangibles	57.7	60.1	61.1
Interest income	64.2	33.1	18.7
Discounts on sale of receivables	(148.4)	(71.1)	(24.5)
Return	1,705.9	1,329.6	1,072.0
RONA	38.8%	33.3%	30.1%
(1)Excludes receivables from affiliates of $146.9 million, $60.8 million and $55.2 million as of December 31, 2023, 2022 and 2021, respectively.
(2)Excludes payables to affiliates of $43.1 million, $29.3 million and $28.9 million as of December 31, 2023, 2022 and 2021, respectively.
2024 Proxy Statement     77

AGCO Your Agriculture Company

VOTE

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ENDORSEMENT_LINE______________ SACKPACK_____________

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Your vote matters – here's how to vote!

Annual Meeting Proxy Card

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A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES, AND "FOR" PROPOSALS 2 AND 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Michael C. Arnold	☐	☐	☐	02 - Sondra L. Barbour	☐	☐	☐	03 - Suzanne P. Clark	☐	☐	☐
04 - Bob De Lange	☐	☐	☐	05 - Eric P. Hansotia	☐	☐	☐	06 - George E. Minnich	☐	☐	☐
07 - Niels Pörksen	☐	☐	☐	08 - David Sagehorn	☐	☐	☐	09 - Mallika Srinivasan	☐	☐	☐
10 - Matthew Tsien	☐	☐	☐								

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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01 - Michael C. Arnold 04 - Bob De Lange 07 - Niels P&ouml;rksen 02 - Sondra L. Barbour 05 - Eric P. Hansotia 08 - David Sagehorn 03 - Suzanne P. Clark 06 - George E. Minnich 09 - Mallika Srinivasan For Against Abstain For Against Abstain For Against Abstain 1 U P X 10 - Matthew Tsien Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03Y3KB + + NOTE: Please sign above exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowB q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card 2. Non-binding advisory resolution to approve the compensation of the Company’s named executive officers For Against Abstain 3. Ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2024 4. In their discretion, the proxies are authorized to vote as described in the proxy statement and, using their best judgment, upon such other business as may properly come before the meeting. For Against Abstain Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES, AND “FOR” PROPOSALS 2 AND 3.A 1. Election of Directors: M M M M M M M M M MMMMMMMMMMMMMMM 6 0 7 9 9 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 1234 5678 9012 345 If no electronic voting, delete QR code and control # Δ ≈ 0 0 0 0 0 1 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/AGCO or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AGCO Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by April 24, 2024 at 11:59 P.M., Eastern Time. Your vote matters – here’s how to vote!

AGCO CORPORATION SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS For Annual Meeting of Stockholders, April 25, 2024 The undersigned hereby appoints Damon J. Audia, Roger N. Batkin, Eric P. Hansotia, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of common stock of AGCO Corporation held of record by the undersigned on March 15, 2024 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., Eastern Time, on Thursday, April 25, 2024, and any adjournments thereof. This Proxy Card when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted (i) “FOR” all of the ten director nominees; (ii) “FOR” the non-binding advisory resolution to approve the compensation of the Company’s named executive officers; (iii) “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2024; and (iv) the proxies will vote in their best judgment with respect to any other business brought before the Annual Meeting. Proxy — AGCO CORPORATION q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Non-Voting ItemsC + + Change of Address — Please print new address below. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AGCO